                                  SCHEDULE 14C
                                 (RULE 14C-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

[ ] Preliminary Information Statement    [ ] Confidential, for use of the
                                             Commission only
                                             (as permitted by Rule 14c-5(d)(2)).

[X]  Definitive Information Statement

                                   JPE, INC.
                                   --------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[ ] No fee required    [X]  Fee computed on table below per Exchange Act Rules
                            14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: ____________
(2) Aggregate number of securities to which transaction applies: _______________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was calculated based on the aggregate consideration of $8,750,000 payable to the registrant, all of which is payable in cash.
(4) Proposed maximum aggregate value of transaction: $8,750,000.00
(5) Total fee paid: $1,750.00

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid: ____________________________________________________

(2) Form, schedule or registration statement no.: ______________________________

(3) Filing party: ______________________________________________________________

(4) Date filed: ________________________________________________________________

                                    JPE, INC.
                                1030 DORIS ROAD,
                          AUBURN HILLS, MICHIGAN 48326

                              -------------------

                              INFORMATION STATEMENT

                              -------------------

                               GENERAL INFORMATION

                              -------------------

                            YOUR VOTE IS NOT REQUIRED

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

JPE, Inc., a Michigan corporation (the "Company"), is furnishing this Information Statement to the holders of the Company's common shares, no par value, and First Series Preferred Shares, no par value. This Information Statement is being mailed on or about May 22, 2003 to all of the Company's shareholders of record at the close of business on May 9, 2003 (the "Record Date"). As of the Record Date, there are outstanding 14,043,600 common shares, no par value (the "Common Shares"), each of which is entitled to one vote per share, and 1,973,002 First Series Preferred Shares, no par value (the "Preferred Shares," and, together with the Common Shares, the "Shares"), each of which is entitled to 50 votes per share.

QP Acquisition #2, Inc. ("QP Acquisition"), which holds outstanding Common Shares and Preferred Shares of the Company representing 94.9% of the votes, executed a partial written consent of shareholder of the Company on April 29, 2003 (the "Written Consent"): (1) adopting a plan of dissolution of the Company (the "Plan of Dissolution"); (2) approving the sale, to be conducted pursuant to the Plan of Dissolution, of substantially all of the assets of Plastic Trim, Inc., an Ohio corporation and a wholly-owned subsidiary of the Company ("Plastic Trim"), and certain assets owned by the Company and used in the business of Plastic Trim, to PTI Acquisition, LLC, an Ohio limited liability company ("Buyer"), pursuant to an Asset Purchase Agreement dated as of April 30, 2003 (as amended and restated on May 14, 2003, the "Purchase Agreement") by and among the Company, Plastic Trim and Buyer (the "Sale of Assets"); and (3) authorizing the Company to execute, deliver and perform its obligations under, and to authorize Plastic Trim to execute, deliver and perform its obligations under, the Purchase Agreement. The Written Consent shall become effective on the 20th day after this Information Statement is mailed to the Company's shareholders.

This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to holders of the Company's Common Shares and Preferred Shares who are entitled to vote on, authorize or consent to the matters authorized by the Written Consent. As QP

Acquisition has executed the Written Consent, the Board of Directors of the Company has determined not to call a special meeting of shareholders to consider the Plan of Dissolution or the Sale of Assets as no such meeting is necessary.

This Information Statement is expected to be mailed to shareholders on or about May 22, 2003. Expenses incurred in connection with the distribution of this Information Statement will be borne by the Company and may include expenses incurred by its directors, officers and employees in response to requests by mail and personal contact.

                                     On behalf of the Board of Directors


AUBURN HILLS, MICHIGAN                    /s/ Robert A. Naglick
                                     ----------------------------------------
MAY 22, 2003                         ROBERT A. NAGLICK
                                     VICE PRESIDENT, CHIEF FINANCIAL OFFICER,
                                     SECRETARY AND TREASURER

MERGERS, CONSOLIDATIONS, ACQUISITIONS AND SIMILAR MATTERS.

The Company expects that on or about June 11, 2003, Plastic Trim, a wholly-owned subsidiary of the Company, will sell substantially all of its assets, and the Company will sell its assets used in the business of Plastic Trim, including substantially all of its tangible property, such as equipment and furniture, to the Buyer. Since the Company does not own any significant assets other than the capital stock of Plastic Trim and the related assets being sold in the transaction, the Sale of Assets will also constitute a sale of substantially all of the Company's assets under Michigan law. Having adopted a Plan of Dissolution, the Company will then continue in existence for the purpose of winding up its affairs following consummation of the Sale of Assets.

Summary Term Sheet

The following is a summary term sheet that sets forth the material provisions of the Sale of Assets and the Plan of Dissolution. It is qualified in its entirety by the more detailed description of the transactions set forth below in "Material Terms of the Transaction-Sale of Assets" and in "Material Terms of the Transaction-Plan of Dissolution", and by the terms and conditions of the Purchase Agreement that is attached as Appendix A to this Information Statement and the Plan of Dissolution that is attached as Appendix B to this Information Statement. The Company urges shareholders to read the Purchase Agreement and the Plan of Dissolution in their entirety.

- At the closing under the Sale of Assets, Plastic Trim and the Company will sell, transfer and convey substantially all of their assets to Buyer, except for the assets of the Company that do not relate to Plastic Trim's business, the capital stock of Plastic Trim and other excluded assets specified in the Purchase Agreement. Buyer will pay to the Company and Plastic Trim a purchase price equal to $8.75 million. Buyer made a $1 million earnest money deposit to Plastic Trim upon signing the Purchase Agreement. The deposit is non-refundable unless the Purchase Agreement is terminated under certain circumstances as summarized below and specified in the Purchase Agreement. If the closing occurs, the deposit will be retained in escrow (the "Purchase Price Adjustment Escrow") pending determination of the amount of the post-closing purchase price adjustment described below.

- Following the closing of the Sale of Assets, there will be an adjustment to the purchase price based on the level of Plastic Trim's working capital as of such closing date, which takes into account the amount by which the unfunded pension liability under Plastic Trim's Hourly Employees Pension Plan exceeded $700,000 at April 30, 2003. The unfunded pension liability was approximately $700,000 at December 31, 2002 and is estimated to have been approximately $1,050,000 at April 30, 2003.

- Buyer will assume all of the Company's and Plastic Trim's liabilities related to the business of Plastic Trim as of the closing of the Sale of Assets except for liabilities for taxes, indebtedness for borrowed money and other excluded liabilities set forth in the Purchase Agreement.

- The Company and Plastic Trim cannot engage in the business of manufacturing or distributing plastic trim side moldings in the United States or Canada to original equipment manufacturers of motor vehicles for a period of one year after completing the Sale of Assets.

- Buyer must offer employment to all of Plastic Trim's employees except that Buyer may refuse to offer employment to 16 salaried employees of Plastic Trim whom Buyer has specified to Plastic Trim in writing.

- Buyer's obligation to close the Sale of Assets is subject to the satisfaction of various conditions, including the Company and Plastic Trim not being in breach in any material respect of their representations, warranties or covenants contained in the Purchase Agreement, required consents to the Sale of Assets being obtained and no order to restrain or prohibit the transaction having been entered.

- The Company and Plastic Trim must indemnify, on a joint and several basis, Buyer for certain damages or liabilities incurred by Buyer after the closing of the Sale of Assets, including for income taxes of Company or Plastic Trim for the period prior to the closing, for liabilities under the Employee Retirement Income Security Act of 1974, as amended, for customer mandated containment (which means Plastic Trim being required by a customer to hire and pay a third party contractor to inspect and repack parts) due to problems with parts produced prior to the closing of the Sale of Assets and for breaches of certain representations, warranties and covenants of the Company or Plastic Trim under the Purchase Agreement. The indemnification liability of the Company and Plastic Trim is subject to limitations set forth below in "Material Terms of the Transaction-Sale of Assets" and specified in the Purchase Agreement.

- The Company must refrain from negotiations with any other potential buyer of the stock or assets of Plastic Trim unless and until Buyer or the Company terminates the Purchase Agreement in accordance with its terms. Notwithstanding this restriction, if a third party makes an unsolicited offer to purchase all or substantially all of the stock or assets of the Company or Plastic Trim that the Board of Directors of the Company believes it must consider in order not to breach its fiduciary duty to shareholders, Buyer does not at least match the unsolicited offer within 96 hours of learning of such offer and the Company pays to Buyer a breakup fee equal to $437,500 plus actual documented out of pocket expenses of Buyer up to $150,000, the Company may terminate the Purchase Agreement and enter into such other transaction.

- The parties have the right to terminate the Purchase Agreement under certain circumstances. Such rights of termination include: (i) either the Company or Buyer may terminate the Purchase Agreement if the closing does not occur on or before June 16, 2003; and (ii) Buyer or Company may terminate the Purchase Agreement prior to closing the Sale of Assets if the other party is in material breach of its representations, warranties or covenants. The $1,000,000 earnest money deposit will be returned to Buyer if Buyer terminates the Purchase Agreement in accordance with clauses (i) or (ii) or if Company terminates in accordance with clause (i) or as a result of having received an unsolicited offer as specified above. As of the mailing date of this Information Statement, Buyer has not terminated the Purchase Agreement.

- The Company and Plastic Trim will use all of the proceeds from the Sale of Assets to pay liabilities and obligations of Plastic Trim, including indebtedness for monies borrowed, payment of bonuses to certain executives and employees of the Company and Plastic Trim, and payment of the costs of the transaction, including the fees of the Company's investment banker. A more detailed description of the liabilities being paid to an affiliate of the Company and the bonuses being paid to executives of the Company is set forth below under "Interest of Certain Persons in or Opposition to Matters to be Acted Upon."

- AFTER THE REPAYMENT OF ITS LIABILITIES AND OBLIGATIONS, THE COMPANY WILL NOT HAVE ANY PROCEEDS FROM THE SALE OF ASSETS AVAILABLE FOR DIVIDENDS OR DISTRIBUTIONS TO THE SHAREHOLDERS OF THE COMPANY PURSUANT TO THE PLAN OF DISSOLUTION OR OTHERWISE.

- At or about the time the Sale of Assets is completed, the Company expects to file a certificate of dissolution with the Department of State of the State of Michigan, provide appropriate notice to creditors of the Company, make provisions to pay its debts, obligations and liabilities and otherwise wind up its affairs.

Contact Information

The following are the names, complete mailing addresses and phone numbers of the principal executive offices of Buyer, the Company and Plastic Trim:

Buyer:
-----
PTI Acquisition LLC
2594 Lantz Road
Beavercreek, Ohio 41434
Phone:  937-427-1316

Attn: C. William Mercurio

Company:
-------
JPE, Inc.
1030 Doris Road
Auburn Hills, Michigan 48326-2613
Phone: 248-232-1161
Attn: Robert A. Naglick, Vice President, Chief Financial Officer, Secretary and Treasurer

Plastic Trim:
------------
Plastic Trim, Inc.
3909 Research Boulevard
Dayton, Ohio 45430
Phone: 937-429-3969
Attn: Bill Carroll, General Manager

Business Conducted

The Company, through its operating subsidiaries, has been engaged for over ten years in the automotive industry as a supplier to the truck and trailer aftermarket and as a supplier to automotive original equipment manufacturers and their direct suppliers. Until it was sold in February 2003, Dayton Parts, Inc. ("Dayton Parts") conducted the Company's aftermarket operation. Dayton Parts manufactured and distributed springs and spring-related products as well as a variety of other undercarriage replacement parts for trucks and trailers, consisting of suspension, brake, wheel-end and steering products. Dayton Parts sold products to the truck and trailer parts aftermarket under the brand names "Stanley Springs," "Dayton Parts" and "BATCO."

The Company's original equipment manufacturing group originally consisted of four operating subsidiaries: JPE Canada Inc. ("JPEC"), Industrial & Automotive Fasteners, Inc. ("IAF"), Starboard Industries, Inc. ("Starboard") and Plastic Trim. JPEC and IAF were sold in 1999, and Starboard and its wholly-owned subsidiary, SAC Corporation, were merged with and into Plastic Trim in October 2002.

Plastic Trim manufactures extruded and injection molded plastic exterior trim products. The extruded products are manufactured primarily from polyvinyl chloride, or PVC, plastic that is extruded at high temperatures into parts of varying dimensions. The injection-molded parts are produced utilizing a thermo plastic olefin, or TPO, or PVC plastic compound that is injected into a product mold at high temperatures. These parts are assembled before being shipped to the customer. The parts are used primarily for decorative and styling purposes in the production of passenger cars, light trucks, minivans, and sport-utility vehicles. Plastic Trim primarily manufactures four products: (1) body side moldings, which serve aesthetic and functional purposes and are affixed to the side of a vehicle; (2) reveal moldings, which surround a vehicle's windshield and backlight glass and cover the gap between the edge of the glass and the car body; (3) fascia moldings which are bright or colored decorative inserts attached to plastic bumpers or claddings and are primarily aesthetic in nature; and (4) roof ditch moldings, which cover the welded roof joint, and are primarily aesthetic.

Starboard, which is now a division of Plastic Trim, manufactures decorative and functional exterior components. Starboard's primary manufacturing processes include roll forming, bending, pierce and end forming and co-extrusion of steel and PVC. Decorative and functional parts produced by Starboard are often plated, painted or heat-treated by third parties before final shipment to the customer. Starboard's decorative products are utilized as fascias, body side moldings, window trim, pillar appliques and wheel well trim. Functional parts are used as weather strip retainers and roof rack components and air dams.

On May 30, 2002, QP Acquisition acquired all of the Common Shares and Preferred Shares owned by ASC Holdings, LLC ("ASC Holdings"), a Michigan limited liability company whose sole member was the Estate of Heinz C. Prechter. The Common Shares and Preferred Shares acquired by QP Acquisition represent approximately 67.2% of the issued and outstanding Common Shares of the Company and approximately 98.9% of the issued and outstanding Preferred Shares of the Company. At the time QP Acquisition acquired the shares of the Company from ASC Holdings, as part of the acquisition by QP Acquisition and its affiliates of a significant amount of business assets from the Estate of Heinz C. Prechter, the Company was experiencing pre-tax losses and had incurred pre-tax losses since fiscal year 2000. For the years ended December 31, 2000, 2001 and 2002, the Company had pre-tax losses of $8,460,000, $8,136,000 and pre-tax income of $979,000, respectively. However, if the results of Dayton Parts are excluded, the Company had pre-tax losses of $9,430,000, $9,680,000 and $2,103,000, respectively, for such periods.

SHAREHOLDERS ARE URGED TO READ THE ANNUAL REPORT ON FORM 10-K INCLUDED WITH THIS INFORMATION STATEMENT, THE ACCOMPANYING FINANCIAL STATEMENTS AND THIS INFORMATION STATEMENT THOROUGHLY.

Negotiations or Contracts

         Reason for the Sale of Assets and Plan of Dissolution. Shortly after QP Acquisition acquired shares of the Company from the Estate of Heinz C. Prechter, at the suggestion of QP Acquisition the Company engaged the investment banking firm of W.Y. Campbell & Company ("Campbell") to assist the Board of Directors in considering strategic alternatives for the Company in light of its history of an over-leveraged balance sheet and pre-tax losses. During July and August 2002, the Board of Directors of the Company determined that it would be in the best interests of the Company to consider a sale of the Company's operating subsidiaries, Dayton Parts and Plastic Trim, as the Board believed it would be extremely difficult to restore the Company to appropriate levels of leverage given the Company's history of losses and the financing climate.

As the sale of Dayton Parts in February 2003 and the anticipated sale of Plastic Trim described in this Information Statement will leave the Company with substantially no assets with which to conduct any operations other than the winding down of its affairs, and as the purchase price of the Sale of Assets as well as the proceeds of the escrow established in connection with the sale of Dayton Parts which is expected to be distributed to the Company will be insufficient to satisfy all of the Company's existing debt obligations, the Board of Directors determined in April 2003 that it would be in the best interests of the Company to dissolve, provide for satisfaction of those debts it will be able to repay, wind down its affairs and cease operations as quickly as possible in order to prevent further losses.

As of the date this Information Statement is being mailed to shareholders, the Company has approximately $5,437,000 in secured debt obligations to Comerica Bank and $487,500 in debt obligations to former owners of a business acquired in July 2000 by the Company, as well as a $15 million secured debt obligation to ASC, Incorporated ("ASC"), an affiliate of QP Acquisition that was acquired by an affiliate of QP Acquisition on May 24, 2002 from the Estate of Heinz C. Prechter. The proceeds of the Sale of Assets will be used to pay transaction expenses, to pay the secured debt to Comerica Bank and to pay the former owners referred to above. Any proceeds remaining from the Sale of Assets, together with any other proceeds received from the remaining Company assets, such as the escrow from the sale of Dayton Parts, will be used to pay the obligations of the Company, including a portion of the $15 million loan obligation of the Company to ASC. There will not be any assets to distribute to shareholders of the Company.

         The Sale Process. In or about August 2002, Campbell began investigating a sale of Dayton Parts and of Plastic Trim. Campbell conducted a sale process for Dayton Parts that resulted in the sale of the assets and stock of Dayton Parts in February 2003 for $18,500,000 in cash. As part of such sale process, Campbell contacted 52 potential acquirers, of which 31 executed confidentiality agreements and received offering materials describing Dayton Parts and its business. After reviewing the offering materials, 9 entities indicated interest and elected to conduct further due diligence, and two ultimately submitted indications of interest. Dayton Parts was sold to the acquirer whose indication of interest was higher than the other indication of interest. No Information Statement was submitted to shareholders in connection with the sale of Dayton Parts as no shareholder approval was required under Michigan law. Under Michigan law, a sale of assets does not require shareholder approval if a corporation retains a "significant continuing business activity." A "significant continuing business activity" is defined, under Michigan law, as a business activity representing at least 25% of total assets at the end of the most recently completed fiscal year, and 25% of either income from continuing operations before tax or revenues from continuing operations for that fiscal year, of the corporation and its subsidiaries on a consolidated basis. Plastic Trim's assets and revenues constituted, respectively, 60% of the assets and 54.5% of the revenue of the Company and its consolidated subsidiaries as at and for the fiscal year ending December 31, 2002.

In respect to the sale of Plastic Trim, commencing September 2002 Campbell contacted 132 potential acquirers. Of these potential acquirers, 37 executed confidentiality agreements and received offering materials describing Plastic Trim and its business. The offering materials that were provided to potential acquirers included information about the Company which is not publicly available, such as financial projections for the 2002-2005 fiscal periods. The following is a summary of selected projected financial information provided by the Company to potential acquirers of Plastic Trim by the Company. As the projected financial information was prepared based on the assumption that a prospective acquirer would be a strategic buyer with an established corporate office, corporate overhead expenses of between approximately $3.4 million and $3.6 million per year were eliminated in preparing the projections. Also, new sales opportunities of between $8 million and $39 million for the 2003-2005 fiscal period were included in the projections. Approximately $8 million of new sales opportunities have materialized as of this time.

                     Summary Selected Projected Income Data
                                 (in thousands)

            Fiscal Year                  2002         2003         2004      2005
            -----------                  ----         ----         ----      ----
Net Sales                               $61,444      $63,188      $73,895   $79,864

Earnings Before Interest and Taxes      $ 2,053      $ 4,459      $ 5,869   $ 6,748
                                        -------      -------      -------   -------
Earnings Before Interest, Taxes,
Depreciation and Amortization           $ 4,654      $ 7,088      $ 8,756   $ 9,745

The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Information Statement solely because such information was provided to prospective acquirers of Plastic Trim during the course of their evaluation of Plastic Trim. The projections were not prepared with a view to public disclosure or in compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections were prepared solely for use in the Plastic Trim sale process. The projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by the Company or any of its representatives that actual results will not vary materially from those described above.

The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that the Company or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. The estimates and assumptions used in preparing the projections may not be realized and are inherently subject to significant business, economic, and competitive uncertainties, many of which are beyond the control of the Company. Therefore, there can be no assurance that the projections will prove to be reliable estimates of probable future performance. It is quite likely that actual results will vary materially from these estimates. In light of the uncertainties inherent in projections of any kind, the inclusion of projections in this Information Statement should not be regarded as a representation by any party that the estimated results will be realized. There can be no assurances in this regard. Neither the Company nor any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. Further, neither the Company nor any other person intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate, even in the short term.

After reviewing the offering materials, 8 entities elected to conduct further due diligence (including attending management presentations and reviewing documents). After completion of further due diligence, two entities, including Buyer, remained interested in pursuing the transaction. These two entities submitted letters of intent/term sheets during the second half of March 2003. Over the ensuing few weeks, each of the two entities reduced their proposed purchase price as the Company results for the 2002 fiscal year were lower than expected.

On April 3, 2003, both letters of intent/term sheets were discussed by the Board of Directors of the Company who decided to pursue a transaction with Buyer. While the cash price offered by the other prospective acquirer was higher by $1,250,000, the Board of Directors of the Company chose to pursue the transaction with Buyer for several reasons. First, Buyer was willing to assume liabilities relating to the operation of the business of Plastic Trim and purchase the assets with only limited representations surviving the closing. The other prospective acquirer was not. The liabilities Buyer was willing to assume included up to $700,000 of unfunded pension liability, thereby effectively reducing the difference in the offer from $1,250,000 to $550,000 (as unfunded pension liability is expected to be at least $700,000 at closing of the Sale of Assets). The other prospective acquirer was also not willing to limit the breadth or coverage of the representations and warranties, while Buyer was willing to take the assets "as is, where is" with only limited representations surviving the closing (as described below under "Material Terms of Transaction - Sale of Assets" and set forth more fully in the Purchase Agreement).

In addition, the other prospective acquirer was not willing to commit to hire substantially all of Plastic Trim's employees, as Buyer was willing to do. Further, the other prospective acquirer was a portfolio company of a financial buyer. Based on advice of Campbell, as a result of conversations Campbell had with the other prospective acquirer, the Board of Directors believed that the prospective acquirer would have difficulty getting support from its financial sponsor to finance and complete the transaction. Further, even if the transaction could be financed, the prospective acquirer wanted at least 60 days before it would sign a definitive agreement.

By contrast, Buyer's principal owners, C. William Mercurio and John Keighley, had formerly been shareholders in, and executive officers of Plastic Trim, and the Company believed that Buyer would be able to move quickly to complete a transaction and Buyer committed to do so. In fact, because of the time needed for the Company to provide this Information Statement to its shareholders, Buyer required that the Company enter into a management agreement (the "Management Agreement") that would have allowed Buyer to operate the business pending the Company satisfying the requirements of Rule 14c-2 promulgated under Section 14 of the Exchange Act. Buyer indicated that as it believed operational changes needed to be implemented as soon as possible, it would not proceed with the transaction unless the Management Agreement arrangement was agreed upon. Although, as described below, the requirement for a Management Agreement was subsequently deleted, this request was a factor in the Board of Directors' belief that a transaction could be completed in a timely manner with Buyer. Further, the Board of Directors of the Company was advised by Campbell that Buyer had the financial resources to complete the transaction. The Buyer has represented to Company in the Purchase Agreement that it has on hand or has access to the funds necessary to enable it to consummate the Sale of Assets and has provided the Company with a copy of a commitment letter from its lender for debt financing sufficient to complete the transaction.

Buyer is a recently formed Delaware limited liability company. Prior to closing the Sale of Assets, it will not, to the Company's knowledge, conduct any substantial business. To the Company's knowledge, C. William Mercurio owns a majority of the outstanding limited liability company membership interests in Buyer. Mr. Mercurio founded Plastic Trim in 1990 and served as its President from 1990 through 1997.

On April 7, 2003, Buyer and the Company executed a letter of intent/term sheet. From and after that date, Buyer and the Company conducted active negotiations culminating in the execution of the Purchase Agreement on April 28, 2003. The parties subsequently amended the Purchase Agreement as of April 30, May 2 and May 6, 2003, each time to permit the Buyer more time to complete its due diligence review of Plastic Trim and to permit Plastic Trim and the Company more time to prepare the disclosure schedules required to be delivered to Buyer. In addition, the Purchase Agreement was amended and restated as of May 14, 2003 (i) to restructure the post-closing mechanisms for adjusting the purchase price, and
(ii) to delete provisions relating to the Management Agreement, which was no longer deemed necessary in light of the reduced time expected to elapse between the completion of Buyer's due diligence and the closing of the Sale of Assets.

It should be noted that even if the Company accepted the offer of the other prospective acquirer and the other prospective acquirer ultimately signed a purchase agreement and obtained financing, shareholders would still not receive any distributions from the Sale of Assets.

The Company did not request or obtain a fairness opinion. The Board of Directors believes that Campbell conducted an exhaustive bidding process for Plastic Trim, that the resulting Sale of Assets represents the best transaction obtainable and that it is not in the best of interests of the Company to pay the significant expense involved in obtaining a fairness opinion.

Material Terms of the Transaction-Sale of Assets

The following summary of the material terms of the Purchase Agreement is qualified in its entirety by reference to the copy of the Purchase Agreement attached as Appendix A to this Information Statement.

         Sale of Assets; Excluded Assets; Purchase Price. At the closing under the Purchase Agreement, the Company and Plastic Trim will sell, transfer and convey substantially all of their assets to Buyer, except for the following excluded assets: (a) all cash, investment securities, bank accounts, safe deposit boxes, prepaid insurance and the capital stock of Plastic Trim; (b) all claims for income tax refunds to the extent such refunds relate to periods ending on or prior to the closing of the Sale of Assets; (c) all corporate seals, articles of incorporation, minute books, stock books, tax returns and other records having to do with the corporate organization and capitalization of the Company, Plastic Trim and any predecessor organizations; (d) all rights that accrue or will accrue to the Company and Plastic Trim under the Purchase Agreement; (e) any receivable of Plastic Trim from the Company or ASC or the Company from Plastic Trim or ASC; (f) any assets of the Company that do not relate to Plastic Trim or its business, including, without limitation, any rights or interests of the Company in connection with the sale of assets and stock of Dayton Parts, the capital stock of JPE Finishing, Inc. (an inactive subsidiary) and any assets used by the Company in running the holding company and not used in the business of Plastic Trim; (g) any agreements between the Company and employees on the Company's payroll and any agreements between the Company and any employee on Plastic Trim's payroll; (h) the tradename, trademarks and related intellectual property rights in respect to the names "JPE," "ASCET," and "ASC Exterior Technologies;" and (i) certain other assets specifically identified in the Purchase Agreement.

         In consideration of the sale of substantially all of the assets of the Company and Plastic Trim, Buyer will pay to Plastic Trim a purchase price equal to $8.75 million. Buyer made a $1 million earnest money deposit to Plastic Trim upon signing the Purchase Agreement that will be applied toward the purchase price upon closing. This deposit is nonrefundable unless the Purchase Agreement is terminated under certain circumstances as summarized in "Rights to Terminate Purchase Agreement" below and specified in the Purchase Agreement. Upon closing, the deposit will be retained in the Purchase Price Adjustment Escrow to be applied toward the amount of the post-closing adjustment, if any, to be paid to Buyer.

         Post-Closing Purchase Price Adjustment. Following the closing of the Sale of Assets, the purchase price will be adjusted based on the level of Plastic Trim's working capital as of such closing date, which takes into account the amount by which the unfunded pension liability under Plastic Trim's Hourly Employees Pension Plan exceeded $700,000 at April 30, 2003. At December 31, 2002, the unfunded pension liability was approximately $1,056,000 and is expected to have been approximately $1,050,000 at April 30, 2003. The net working capital amount at February 28, 2003 as computed for purposes of the Purchase Agreement was $6,180,000. If the net working capital as of the closing date is less than $6,180,000 then Plastic Trim must pay the difference to Buyer. Such payment, if any, will be funded, first, out of the Purchase Price Adjustment Escrow and, second, out of the Company's and Plastic Trim's remaining funds. If the net working capital as of the closing date is greater than $6,180,000, then Buyer will pay to Plastic Trim an additional amount equal to the amount by which such net working capital exceeds $6,180,000.

         Assumption of Liabilities. Buyer will assume all of the Company's and Plastic Trim's liabilities relating to the operation of the business of Plastic Trim except for: (i) liabilities for taxes; (ii) indebtedness for borrowed money; (iii) any obligations to 16 salaried employees of Plastic Trim to whom Buyer has indicated it does not plan to offer employment (so long as Buyer does not hire such employees within 6 months of closing); (iv) liabilities of the Company that are unrelated to Plastic Trim's business, including any liabilities of the Company to the shareholders of the Company; (v) liabilities of Plastic Trim to the Company or ASC, or of the Company to Plastic Trim or ASC; (vi) obligations for customer mandated containment as described below in respect to the Company's indemnification obligations; and (vii) other excluded liabilities set forth in the Purchase Agreement.

         Covenant Not to Compete. For a period of one year following the closing of the Sale of Assets, Company and Plastic Trim cannot engage in the business of manufacturing or distributing plastic trim side moldings in the United States or Canada to original equipment manufacturers of motor vehicles.

         Employment Offers to Plastic Trim Employees. Buyer must offer employment to all of Plastic Trim's employees except that Buyer may refuse to offer employment to 16 salaried employees of Plastic Trim whom Buyer has specified to Plastic Trim in writing. It is anticipated that the employees to whom Buyer does not offer employment will be terminated.

         Exclusive Negotiation Period. The Company must refrain from negotiations with any other potential buyer of the stock or assets of Plastic Trim until Buyer and/or the Company terminates the Purchase Agreement in accordance with its terms. This restriction is subject to the right of the Company to consider an unsolicited offer under certain circumstances as specified below in "Rights to Terminate Purchase Agreement."

         Conditions Precedent to Closing. The parties' obligations to close the Sale of Assets are subject to the satisfaction of certain conditions specified in the Purchase Agreement. The conditions precedent to Buyer's obligation to close the Sale of Assets are as follows: (i) release on or prior to the closing of the Sale of Assets of all liens on Plastic Trim's assets securing indebtedness for borrowed money; (ii) the accuracy in all material respects of the Company's and Plastic Trim's representations and warranties in the Purchase Agreement;
(iii) the performance by the Company and Plastic Trim of covenants required to be performed by them under the Purchase Agreement the failure to comply with which would reasonably be likely to cause Buyer damages in excess of $250,000;
(iv) no order to restrain or prohibit the transactions under the Purchase Agreement having been entered; (v) the receipt of certain material approvals, consents and permits by the parties; and (vi) Company and Plastic Trim delivering to the Buyer all deliveries necessary to effect the closing of the Sale of Assets. The conditions precedent to the Company's and Plastic Trim's obligations to close the Sale of Assets are as follows: (i) the accuracy in all material respects of Buyer's representations and warranties in the Purchase Agreement; (ii) the performance by Buyer of all covenants required to be performed by it under the Purchase Agreement the failure to comply with which would reasonably be likely to cause the Company and Plastic Trim damages in excess of $250,000; (iii) no order to restrain or prohibit the transactions under the Purchase Agreement having been entered; (iv) the receipt of certain material approvals, consents and permits by the parties; and (v) Buyer delivering to the Company and Plastic Trim all deliveries necessary to effectuate the closing of the Sale of Assets, including the purchase price.

         Representations and Warranties of the Company and Plastic Trim. The Company and Plastic Trim make certain representations and warranties in the Purchase Agreement to Buyer concerning the Company's and Plastic Trim's business and assets, including, among other things, representations regarding contracts, financial statements, accounts receivable, inventory, title to real property and personal property, trademarks and other intellectual property, insurance policies, environmental matters, employee benefits, tax matters, labor relations, agreements or arrangements with affiliates, manufacturing defects, product warranties provided to customers, compliance with laws, rules and regulations, lawsuits involving Plastic Trim and the Company, and the conduct of Plastic Trim's business in the ordinary course since February 28, 2003. Specifically from the period starting March 1, 2003 through the closing of the Sale of Assets, Plastic Trim and the Company represent that there has been no material increase in compensation, no adoption or change to an employee benefit plan and no change in accounting methods, principles or practices. Except for the representations and warranties regarding taxes, environmental matters, ownership of assets and payment of brokers, none of the representations survive the closing of the Sale of Assets.

         Indemnification Obligations of the Company and Plastic Trim. Subject to the limitations described below, the Company and Plastic Trim will jointly and severally indemnify and hold Buyer harmless against any liabilities, obligations, losses, damages, costs, charges or other expenses (collectively, "Damages") arising after the closing of the Sale of Assets and actually incurred by Buyer arising out of or as a result of:

                  (1) the inaccuracy of the Company's or Plastic Trim's representations or warranties relating to the ownership of Plastic Trim's real property, the ownership of the assets being transferred, taxes, environmental matters and broker's fees incurred by the Company or Plastic Trim in connection with the Sale of Assets (collectively, the "Surviving Representations");

                  (2) the breach or nonperformance of any covenant or agreement of the Company or Plastic Trim under the Purchase Agreement or any other related agreement, such as the Company's and Plastic Trim's covenant not to compete and obligation to pay liabilities that are not assumed by Buyer;

                  (3) liability for income taxes of the Company or Plastic Trim for any period or periods ending on or before the closing of the Sale of Assets;

                  (4) liabilities and obligations of the Company or Plastic Trim under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as a result of the Company or Plastic Trim being an ERISA affiliate of other persons; or

                  (5) customer mandated containment (which means Plastic Trim being required by a customer to hire and pay a third party contractor to inspect and repack parts) due to problems with parts produced by Plastic Trim prior to the closing of the Sale of Assets.

         Limitations on Indemnification Obligations. The Company and Plastic Trim are not obligated to indemnify or hold harmless Buyer with respect to any Damages incurred by Buyer under clauses (2) or (5) above unless, until and then only to the extent that the aggregate amount of all Damages incurred by Buyer under clauses (2) and (5) above exceeds $500,000.

Furthermore, the aggregate amount for which the Company and Plastic Trim would be liable to Buyer under clauses (1), (2) and (5) above will not exceed $4,000,000. In addition, the Company and Plastic Trim will not be liable under clause (5) above for containment costs for a period of more than six (6) months after containment costs are mandated.

The Company and Plastic Trim will not be liable for indemnification obligations under the Purchase Agreement if C. William Mercurio, who is the majority owner of Buyer, or certain other management executives of Buyer had actual knowledge on or prior to the closing of the Sale of Assets of the misrepresentation, breach of warranty or nonperformance or breach of covenant giving rise to the Damages.

Buyer may not make a claim relating to indemnification under clauses (1) through
(4) above after the expiration of the statute of limitations that would be applicable to an action brought by the appropriate person with respect to the matters forming the basis for such claim. Buyer cannot make any claim under clause (5) above at any time following 190 days after the closing of the Sale of Assets.

         Rights to Terminate Purchase Agreement. The parties have the right to terminate the Purchase Agreement under the following circumstances:

                  (1) Buyer or the Company may terminate the Purchase Agreement if the closing of the transactions contemplated by the Purchase Agreement has not occurred on or before June 16, 2003;

                  (2) Prior to the closing of the Sale of Assets, Buyer may terminate the Purchase Agreement if any representations or warranties of the Company or Plastic Trim made in the Purchase Agreement is untrue or incorrect in any material respect or if the Company or Plastic Trim materially breaches its covenants or the other terms under the Purchase Agreement;

                  (3) Prior to the closing of the Sale of Assets, the Company or Plastic Trim may terminate the Purchase Agreement if any representation or warranty of Buyer made in the Purchase Agreement is untrue or incorrect in any material respect or Buyer materially breaches its covenants or the other terms under the Purchase Agreement; and

                  (4) The Company may terminate the Purchase Agreement if: (a) the Board of Directors of the Company decides in the exercise of its fiduciary duties to accept an unsolicited offer that has been made by a third party to purchase all or substantially all of the assets or stock of the Company or Plastic Trim; (b) Buyer does not, within 96 hours after receiving written notice from the Company of such competing offer, make a written offer for the purchase of the Company or Plastic Trim, as applicable, that is at least as favorable to the shareholders of the Company from a financial point of view, as determined in good faith by the Board of Directors of the Company; and (c) the Company pays to Buyer a breakup fee equal to $437,500 plus actual documented out of pocket expenses of up to $150,000.

                  As of the date of this Information Statement, Buyer has not terminated the Purchase Agreement.

                  The $1,000,000 earnest money deposit would be returned to Buyer if the Purchase Agreement is terminated under paragraphs (1) or (2) above or it is terminated by the Company under paragraph (4) above. The Company retains the deposit if Company terminates the Purchase Agreement under paragraph
(3) above.

         Investment Banking Fees. The Company is required to pay Campbell a fee of $350,000 upon completion of the Sale of Assets and has agreed to indemnify Buyer against such liability.

Material Terms of the Transaction - Plan of Dissolution

The Plan of Dissolution was adopted by the Board of Directors of the Company on April 24, 2003 and by the shareholders of the Company on April 29, 2003 (effective on the 20th day after this Information Statement is mailed to the Company's shareholders) by QP Acquisition executing the Written Consent. The material components of the Plan of Dissolution are summarized below. A copy of the Plan of Dissolution is included as Appendix B to this Information Statement.

         Approval of the Board of Directors and Reasons for Adopting the Plan. The Board of Directors believes that it is in the best interests of the Company, its creditors and shareholders to implement the Plan of Dissolution and provide for payment of the Company's obligations. The Plan of Dissolution represents, in the Board's opinion, the most prudent way for the Company to discharge its known liabilities, to provide for contingent and unknown liabilities and to limit its exposure as a result of future business activities. The Board also believes that an orderly shutdown of its operations and dissolution will be more beneficial to the Company's creditors than would any available alternative thereto, including bankruptcy. Following dissolution, the Company will continue its corporate existence under the Michigan Business Corporation Act ("MBCA") solely for the purpose of engaging in activities appropriate to or consistent with the winding up of its business and affairs. This will permit the Company to take the steps necessary to discharge its liabilities. The Company will not be authorized to engage in any business activities other than those related to the winding-up of its affairs, thus limiting the Company's exposure for business activities unrelated to the winding up of the Company's business. THE COMPANY WILL NOT HAVE ANY FUNDS OR ASSETS AVAILABLE FOR DISTRIBUTION TO SHAREHOLDERS.

         Principal Aspects of the Plan Of Dissolution. The steps below will be completed at such times as the Board of Directors of the Company, in its absolute discretion, deems necessary, appropriate or advisable.

         (a) A Certificate of Dissolution will be filed with the State of Michigan pursuant to the MBCA. The dissolution of the Company will become effective upon proper filing of the Certificate of Dissolution with the Department of State of the State of Michigan ("Dissolution Date"). The Company will continue to exist after the Dissolution Date for the purpose of closing its business, disposing of and conveying any remaining property, discharging its liabilities and making distributions to its shareholders of any remaining assets, but not for the purpose of continuing the business for which the Company was organized. As noted above, once the Company's liabilities are discharged, the Company will not have any funds or assets available for distribution to shareholders.

         (b) The Company will continue to indemnify its officers, directors, employees and agents in accordance with its articles of incorporation and bylaws and any contractual arrangements for actions taken prior to adoption of the Plan of Dissolution and in connection with the Plan of Dissolution and the winding up of the affairs of the Company. The Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company's indemnification obligations and the Board of Directors expects to do so.

         (c) Under the MBCA, the Company is required, in connection with its dissolution, to pay or provide for payment of all of its liabilities and obligations. Following the Dissolution Date, the Company will pay, to the extent of its funds and assets available, all expenses and fixed and other known liabilities, or set aside as a contingency reserve assets that it believes to be adequate for payment thereof. The Plan of Dissolution allows the Board of Directors to establish a liquidating trust and designate the trustees of such trust.

The MBCA sets forth specific procedures that may be used by a dissolved corporation to dispose of known claims. A dissolved corporation may notify in writing its known creditors of the dissolution at any time after the Dissolution Date. Such notice must state a deadline, which may not be less than 6 months from the effective date of the notice, by which the dissolved corporation must receive the claim. Any claim against the dissolved corporation that is not tendered by the specified date is time barred and, following such date, generally may not be asserted against the dissolved corporation. This procedure applies only to known claims and specifically excludes a contingent liability or a claim based upon an event occurring after the Dissolution Date. The MBCA also provides, in general, that if publication is made in a newspaper of general circulation in the county in which the principal offices of the dissolved corporation is located, claims against the dissolved corporation will be barred unless the claimant commences a proceeding to enforce the claim against the dissolved corporation within one year after the publication date of the newspaper notice. The Company may take advantage of these statutory provisions to help minimize the Company's potential exposure for known and contingent claims against the Company, thereby increasing the potential return to known creditors and the potential, however remote, for a distribution to shareholders following the discharge of, or provision for, the Company's liabilities.

         (d) Claims, liabilities and expenses from winding up the Company (including salaries, taxes, payroll and miscellaneous office expenses), will continue to occur during implementation of the Plan of Dissolution, and the Company anticipates that expenses for professional fees and other expenses of dissolution may be significant. These expenses will reduce the amount of assets, if any, available for ultimate distribution to shareholders.

NO PROCEEDS AVAILABLE FOR DIVIDEND OR DISTRIBUTION TO SHAREHOLDERS. THE COMPANY AND PLASTIC TRIM EXPECT TO USE ALL OF THE PROCEEDS FROM THE SALE OF ASSETS TO PAY LIABILITIES AND OBLIGATIONS OF THE COMPANY AND PLASTIC TRIM, INCLUDING INDEBTEDNESS FOR BORROWED MONEY, AND PAYMENT OF BONUSES TO CERTAIN EXECUTIVES AND EMPLOYEES OF THE COMPANY AND PLASTIC TRIM AND PAYMENT OF THE COSTS OF THE TRANSACTION, INCLUDING THE FEES OF COMPANY'S INVESTMENT BANKER. (A more detailed description of the liabilities being paid to an affiliate of the Company and the bonuses being paid to executives of the Company is set forth below under "Interest of Certain Persons in or Opposition to Matters to be Acted Upon.") AFTER THE REPAYMENT OF SUCH LIABILITIES AND OBLIGATIONS, THE COMPANY WILL NOT HAVE ANY PROCEEDS FROM THE SALE OF ASSETS AVAILABLE FOR DIVIDEND OR DISTRIBUTION TO THE SHAREHOLDERS OF THE COMPANY PURSUANT TO THE PLAN OF DISSOLUTION OR OTHERWISE.

Vote Required

Under Michigan law, the sale of all or substantially all of the assets of a corporation and the adoption of a plan of dissolution may be approved at a meeting of the shareholders by the affirmative vote of shareholders owning a majority of the outstanding shares entitled to vote thereon. Michigan statutes provide further that if permitted by a corporation's articles of incorporation any action that is required to be taken, or that may be taken, at any annual or special meeting of shareholders of a Michigan corporation may be taken, without a meeting, without prior notice and without a vote, if a written consent, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote on the action were present and voted. The Company's articles of incorporation contain such a provision and as the shares owned by QP Acquisition represent 94.9% of the voting interests of the votes eligible to be cast in such matters, QP Acquisition's execution of the Written Consent, a copy of which is attached as Appendix C to this Information Statement, is sufficient to approve the Sale of Assets and the Plan of Dissolution.

Certain Federal Income Tax Consequences

The following discussion is a general summary of the material Federal income tax consequences of the Sale of Assets and the Plan of Dissolution to the Company and the Company's shareholders, respectively, but does not purport to be a complete analysis of all the potential tax implications or effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, Internal Revenue Service (the "IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that the Company will dissolve substantially in accordance with the Plan of Dissolution.

The Sale of Assets will be a taxable transaction to the Company for income tax purposes. It is anticipated that there will not be any material tax at the corporate level because of the net operating losses that have been incurred by the Company. As a result of the dissolution, shareholders would recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property distributed to them, and (ii) their tax basis for their Company shares. No distributions of cash or property are expected to be made to shareholders.

If a shareholder receives no distributions, such shareholder should be entitled to claim a worthless stock deduction equal to the tax basis of the shares held by such shareholder in the taxable year in which the dissolution is completed (or in a prior year if it became clear in such year that the shares were worthless). Such deduction should be treated as a capital loss as if the shares were sold on the last day of the taxable year of the deduction. If the shareholder's holding period for the shares is more than 12 months on such date, the capital loss will be long-term; otherwise, it will be short-term.

THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY SHAREHOLDER. THE COMPANY RECOMMENDS THAT EACH SHAREHOLDER CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE SALE OF ASSETS AND DISSOLUTION OF THE COMPANY.

Regulatory Approvals

No United States federal or state regulatory requirements must be completed with or approvals obtained in connection with the Sale of Assets or Plan of Dissolution.

DISSENTERS' RIGHTS

Under Section 762(2)(d) of the Michigan Business Corporation Act, shareholders are not entitled to dissenters' rights of appraisal in connection with a sale of substantially all of the corporation's assets in a cash transaction conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction. The Purchase Agreement provides that the consideration for the assets purchased thereunder will exclusively be cash. Although the Company will not have assets to distribute to its shareholders, the Plan of Dissolution provides that any assets available to the Company after satisfaction of its debts, obligations and liabilities will be distributed to the shareholders within 1 year after the consummation of the Sale of Assets. Accordingly, the shareholders of the Company will not be entitled to dissenters' rights of appraisal in connection with the Sale of Assets.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF THE COMPANY

The Company has two classes of voting securities: Common and Preferred. As of the Record Date, there are 14,043,600 Common Shares outstanding and 1,973,002 Preferred Shares outstanding. Each Common Share is entitled to one vote, and each Preferred Share is entitled to 50 votes.

A change in the voting control of the Company occurred on May 31, 2002. On that date, QP Acquisition acquired 9,441,420 Common Shares of the Company (the "QP Common Shares") and 1,952,352 Preferred Shares of the Company (the "QP Preferred Shares," and, together with the QP Common Shares, the "QP Shares") for aggregate consideration of $30,000 pursuant to the JPE Equity Purchase Agreement dated May 7, 2002 by and between QP Acquisition and ASC Holdings (the "JPE Purchase Agreement"). The QP Common Shares represent 67.2% of the Company's outstanding Common Shares and the QP Preferred Shares represent 98.9% of the Company's outstanding Preferred Shares. Because each Preferred Share generally possesses rights and privileges equal to 50 Common Shares, as a result of the consummation of the acquisition of the QP Shares by QP Acquisition, QP Acquisition acquired Shares giving it the right to vote 94.9% of the votes eligible to be cast in the election of the Company's directors and other matters.

QP Acquisition is controlled by Questor Partners Fund II, L.P., a Delaware limited partnership ("Questor Partners II"), Questor Side-by-Side Partners II, L.P., a Delaware limited partnership ("Questor SBS II"), and Questor Side-by-Side Partners II 3(c)(1), L.P., a Delaware limited partnership ("Questor 3(c)(1)"). Because of the foregoing, QP Acquisition, Questor Partners II, Questor SBS II and Questor 3(c)(1) each may be deemed to beneficially own the QP Shares within the meaning of Rule 13d-3. The sole general partner of Questor Partners II is Questor General Partner II, L.P., a Delaware limited partnership ("QGP II"), whose sole business is to act as the general partner of Questor Partners II. The sole general partner of QGP II, Questor SBS II and Questor 3(c)(1) is Questor Principals II, Inc., a Delaware corporation ("Questor Principals"), whose sole business is to act as the general partner of QGP II, Questor SBS II and Questor 3(c)(1). Questor Management Company, LLC, a Delaware limited liability company ("Questor Management") conducts the day-to-day management of Questor Partners II, Questor SBS II,

Questor 3(c)(1) and other investment funds. The ultimate controlling shareholder of Questor Principals and the ultimate controlling holder of membership interests of Questor Management is Jay Alix. Mr. Alix is also a director and an executive officer of Questor Principals and Questor Management. QP Acquisition obtained the funds to acquire the QP Shares through capital contributions of its owners, which capital contributions were obtained from the partners of Questor Partners II, Questor SBS II and Questor 3(c)(1). The principal offices of Questor Partners II, Questor SBS II, Questor 3(c)(1), QP Acquisition, QGP II and Questor Principals are located at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19810. The principal offices of Questor Management and the business address of Mr. Alix are located at 2000 Town Center, Suite 2450, Southfield, Michigan 48075. David Treadwell, a director of the Company and former Chief Executive Officer of the Company, owns approximately 21% of the capital stock of QP Acquisition, which he acquired on or about January 14, 2003.

As of the record date, QP Acquisition owns 9,441,420 Common Shares and 1,952,352 Preferred Shares of the Company, which constitutes 94.9% of the beneficial interests of the Company.

         Securities Ownership of Certain Beneficial Owners

Set forth below is information relating to the beneficial ownership of outstanding Common Shares and Preferred Shares of the Company by each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares and Preferred Shares as of April 29, 2003.

                                       NAME AND ADDRESS OF                             AMOUNT & NATURE OF       PERCENT OF
TITLE OF CLASS                           BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP        CLASS
--------------                           ----------------                             --------------------        -----
Common Shares         QP Acquisition #2, Inc.(1)                                                9,441,420         67.2%
                      Questor Partners Fund II, L.P.(2)
                      Questor Side-by-Side Partners II, L.P.(2)
                      Questor Side-by-Side Partners II 3(c)(1), L.P.(2)
                      103 Springer Building
                      3411 Silverside Road
                      Wilmington, Delaware 19810

                      David L. Treadwell(3)                                                     9,441,420         67.2%
                      One Heritage Place, Suite 150
                      Southgate, MI  48195

First Series          QP Acquisition #2, Inc.(1)                                            1,952,352 (1)         98.9%
Preferred Shares      Questor Partners Fund II, L.P..(2)
                      Questor Side-by-Side Partners II, L.P..(2)
                      Questor Side-by-Side Partners II 3(c)(1), L.P..(2)
                      103 Springer Building
                      3411 Silverside Road
                      Wilmington, Delaware 19810

                      David L. Treadwell(3)                                                     1,952,352         98.9%
                      One Heritage Place, Suite 150
                      Southgate, MI  48195

         (1) QP Acquisition has pledged these shares of the Company as collateral to secure the Company's $9 million Revolving Credit loan from Comerica Bank.

         (2) As described more fully in the text, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P. and Questor Side-by-Side Partners II 3(c)(1), L.P. own controlling interests in QP Acquisition #2, Inc. and each, therefore, may be deemed to beneficially own QP Acquisition's shares of JPE, Inc. within the meaning of Rule 13d-3.

         (3) As described more fully in the text, Mr. Treadwell is a director of JPE, Inc., was Chief Executive Officer of JPE, Inc. until March 31, 2003, and owns 21% of the shares of QP Acquisition #2, Inc. and may, therefore, be deemed to beneficially own QP Acquisition's shares of JPE, Inc. within the meaning of Rule 13d-3.

         Securities Ownership of Management

                                             NAME OF
                                           AND ADDRESS                                AMOUNT & NATURE OF        PERCENT
TITLE OF CLASS                           BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP      OF CLASS
--------------                           ----------------                            --------------------      --------
Common Shares         David L. Treadwell(1)                                                 9,441,420             67.2%
                      Director
                      One Heritage Place, Suite 150
                      Southgate, MI  48195

                      Scott Koepke                                                                  0                *%
                      Director, President and Chief Operating Officer
                      1030 Doris Road
                      Auburn Hills, MI  48320

                      Robert A. Naglick                                                             0                *%
                      Vice President, Chief Financial Officer
                      1030 Doris Road
                      Auburn Hills, MI  48320

                      Joseph Z. Kwapisz(1)                                                      4,200                *%
                      Vice President - Sales and Marketing
                      1030 Doris Road
                      Auburn Hills, MI  48320

                      Lori Koenig(2)                                                                0                *%
                      Secretary
                      1030 Doris Road
                      Auburn Hills, MI  48320

                      Directors & executive officers of the Company as a group              9,445,620             67.3%


First Series          David L. Treadwell(1)                                                 1,952,352             98.9%
Preferred Shares      Director
                      One Heritage Place, Suite 150
                      Southgate, MI  48195

                      Scott Koepke                                                                  0                *%
                      Director, President and Chief Operating Officer
                      1030 Doris Road
                      Auburn Hills, MI  48230

                      Robert A. Naglick                                                             0                *%
                      Vice President, Chief Financial Officer
                      1030 Doris Road
                      Auburn Hills, MI  48230

                      Joseph Z. Kwapisz                                                         6,898                *%
                      Vice President - Sales and Marketing
                      1030 Doris Road
                      Auburn Hills, MI  48239

                      Lori Koenig(2)                                                                0                *%
                      Secretary
                      1030 Doris Road
                      Auburn Hills, MI  48320

                      Directors & executive officers of the Company as a group              1,959,250             99.3%

         (1) As described more fully in the text, Mr. Treadwell is a director of JPE, Inc., was Chief Executive Officer of JPE, Inc. until March 31, 2003, and owns 21% of the shares of QP Acquisition #2, Inc. and may, therefore, be deemed to beneficially own QP Acquisition's shares of JPE, Inc. within the meaning of Rule 13d-3.

         (2)      Lori Koenig resigned as Secretary April 15, 2003.

         *        Less than 1.0%.

ACQUISITION OR DISPOSITION OF PROPERTY

The property of the Company and Plastic Trim to be sold to Buyer pursuant to the Purchase Agreement consists primarily of real property and manufacturing facilities located in East Tawas, Michigan and Beavercreek, Ohio, and personal property, equipment and other tangible and intangible assets located at those manufacturing facilities and at the Company's headquarters in Auburn Hills, Michigan. The nature and amount of consideration that Buyer will pay for the property and assets of the Company and Plastic Trim, the name and address of the transferor and transferee and the material features of the Purchase Agreement are discussed in "Mergers, Consolidations, Acquisitions and Similar Matters" above.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

In February 2001, prior to ASC becoming an affiliate of QP Acquisition, ASC made a loan to the Company in the principal amount of $15,000,000 ("ASC Loan"). At the same time, ASC also provided the Company with a $3 million line of credit. The ASC Loan and the line of credit were required by Comerica Bank as a condition to Comerica Bank refinancing the Company's loan at that time. At the time the ASC Loan and line of credit were provided, ASC was owned by Heinz C. Prechter, deceased, who was also the principal beneficial shareholder of the Company. The line of credit was not utilized after an affiliate of QP Acquisition acquired ASC and is no longer in effect. The ASC Loan provides that it bears interest at ASC's cost of borrowing (during the period that interest was paid it was paid at ASC's actual weighted average cost of borrowing of approximately 4.5%). The principal amount of the loan is payable on demand and interest is payable monthly. No principal has been repaid on the loan and no interest has been paid on the loan since May 2002. As Comerica Bank has restricted the Company from paying interest on the ASC Loan, the Company has ceased accruing interest for such loan. The Company granted ASC a security interest in substantially all of the Company's assets to secure repayment of the loan. The security interest of ASC in the Company's assets and its right to receive payment from the Company is subject and subordinate to all obligations of the Company to Comerica Bank. Proceeds from the Sale of Assets as well as any proceeds received by the Company from the escrow established in connection with the sale of Dayton Parts will be used to pay transaction related expenses, pay the secured debt of Comerica Bank and pay obligations to other creditors, including a portion of the ASC Loan.

David Treadwell, who is a director of the Company, is also a director of ASC. Mr. Treadwell also served between May 27, 1999 and March 31, 2003 as Chairman of the Board and Chief Executive Officer of the Company and was, from May 24, 2002 until September 2002, acting Chief Executive Officer of ASC. Until March 31, 2003, Mr. Treadwell also served as an officer and director of various other affiliates of the Company. In addition, Mr. Treadwell owns approximately 21% of the capital stock of QP Acquisition and has approximately a .063% interest in the capital stock of QP Acquisition #1, Inc., and a .07% ownership interest in QP

Realty LLC, both affiliates of QP Acquisition. Mr. Treadwell also holds a note payable from QP Acquisition #1, Inc. for approximately $14,425. QP Acquisition #1, Inc. owns all of the issued and outstanding capital stock of ASC. QP Realty LLC owns certain real estate, including real estate occupied by ASC and subleased to the Company. Mr. Treadwell is entitled to receive severance payments, payment of medical insurance premiums and office space from Heritage Development Company, an affiliate of the Company, until March 31, 2004 or the date he obtains full-time employment from another employer and has agreed to provide consulting services to Heritage Development Corporation and its affiliates. It is currently contemplated that if various performance criteria related to work that Mr. Treadwell continues to do for affiliates of QP Acquisition are met, Mr. Treadwell will receive a bonus from an affiliate of the Company, approximately $25,000 of which would relate to Mr. Treadwell's efforts in advising the Company in connection with the sale of its subsidiaries.

Scott Koepke is a director of the Company and its President and Chief Operating Officer. Mr. Koepke is also Chief Operating Officer of ASC. Until March 1, 2003, the Company was paying Mr. Koepke his salary and benefits. Until January 1, 2003, ASC was reimbursing the Company for approximately 32% of such salary and 20% of the benefits. Starting January 1, 2003, ASC began reimbursing the Company for 80% of Mr. Koepke's salary and benefits. Effective March 1, 2003, ASC began paying Mr. Koepke his salary and benefits and the Company reimburses ASC for 20% of such salary and benefits (such reimbursement is currently approximately $55,000 per year).

Under a Bonus Award Letter dated June 21, 2002 between the Company and Mr. Koepke, Mr. Koepke is entitled to a bonus equal to 4% of the principal and interest paid to ASC in respect to the ASC Loan from the proceeds of the Sale of Assets after other obligations of the Company are paid. Under the Bonus Award Letter, Mr. Koepke is also entitled to 4% of any net proceeds received by QP Acquisition in connection with a change of control of the Company. QP Acquisition will not receive any proceeds from the Sale of Assets.

On June 21, 2002, the Company entered into an Executive Severance Agreement with Mr. Robert A. Naglick, a Vice President, Chief Financial Officer and Treasurer of the Company. The agreement provides that, if the Company terminates Mr. Naglick on or within one year following a change of control of the Company, Mr. Naglick would be paid an amount in cash equal to one (1) year of his base salary immediately prior to the change of control minus the amount of his base salary that he earns in the period between the change of control and the date of his termination. Mr. Naglick is also entitled to payment for medical insurance coverage for a period of up to 12 months after a change of control (or for such shorter period as commences after his termination of employment subsequent to a change of control and ends 12 months after a change of control). The Company would not be obligated to make the severance payment or pay for Mr. Naglick's medical insurance coverage, however, if Mr. Naglick is terminated due to his death, disability or voluntary retirement or for "cause." Under the agreement, Mr. Naglick would be deemed to be terminated for "cause" if he: (i) materially failed to perform his assigned duties and not cured such failure (if curable) within fifteen (15) days of his receipt of written notice of the failure; (ii) materially breached any provision of the agreement and not cured such breach (if curable) within fifteen (15) days of his receipt of written notice of the breach; (iii) engaged in personal dishonesty in connection with his assigned duties or that harms or is intended to harm the Company; (iv) engaged in gross misconduct or gross negligence in connection with his assigned duties or that harms or is intended to harm the Company; (v) engaged in a breach of fiduciary duty to the Company involving personal profit; (vi) willfully violated any law, rule, regulation, or final cease-and-desist order (other than minor traffic violations or similar offenses); or (vii) engaged in other serious misconduct of such a nature that his continued employment may reasonably be expected to affect the Company or its reputation adversely.

Furthermore, if ASC offers Mr. Naglick a position with comparable pay and benefits to what he would receive from the Company under his Executive Severance Agreement, Mr. Naglick must accept ASC's offer in lieu of the severance payment under his Executive Severance Agreement.

The Executive Severance Agreement also includes covenants of Mr. Naglick not to disclose any confidential or proprietary information of the Company and not to engage in, work for, participate in the ownership, management, operation or control of, be connected with, or have any financial interest in, any business engaged in the same or similar activities to those (a) carried on by the Company or its subsidiaries as at the date of the agreement or thereafter or (b) actively considered by the Company or its subsidiaries during the last 24 months of Mr. Naglick's employment with the Company (other than as a passive owner of 1% or less of the stock of a publicly traded company). The prohibited activities include, but are not limited to, the design and manufacture of automotive plastic trim components.

Mr. Naglick has indicated to the Company his intention to voluntarily resign his employment and executive offices with the Company on June 8, 2003. Mr. Naglick and the Company have entered into a letter agreement dated as of May 15, 2003 (the "Letter Agreement") which, among other things, terminates the Executive Severance Agreement, except that the provisions of the Executive Severance Agreement regarding noncompetition, arbitration of disputes and protection of confidential and proprietary information survive such termination.

Under a Bonus Award Letter dated June 21, 2002, the Company agreed to pay Mr. Naglick 2% of the principal and interest paid by the Company to ASC in respect to the ASC Loan from the proceeds of the sale of Dayton Parts and the Sale of Assets after other obligations of the Company are paid and 2% of any net proceeds received by QP Acquisition upon a change of control of Company, as long as he remains an employee of the Company on the applicable payment date. QP Acquisition will not receive any proceeds from the sale of Dayton Parts or the Sale of Assets. The terms of the Bonus Award Letter have been modified by the Letter Agreement such that, in order to receive payment of 2% of the principal and interest paid by the Company to ASC in respect to the ASC Loan, Mr. Naglick must (i) remain employed by the Company through June 8, 2003, (ii) continue to provide certain additional services to the Company in connection with effectuating the Plan of Dissolution, and (iii) execute a general release of all claims he may have against the Company and its affiliates ("General Release").

On July 15, 2002, the Company entered into a Completion Bonus Letter with Mr. Naglick pursuant to which the Company agreed to pay Mr. Naglick $66,875 in cash in connection with a change in control of the Company if Mr. Naglick uses his best efforts to perform his duties and remains employed with the Company through the date of such change in control. The

Completion Bonus Letter has also been modified by the Letter Agreement, such that if Mr. Naglick is employed by the Company on June 8, 2003 and signs a General Release then, as soon as the General Release becomes effective and non-revocable, Mr. Naglick shall be paid a completion bonus of $40,000 arising from the sale of Dayton Parts that was completed in February 2003. The Letter Agreement further modifies the Completion Bonus Letter in providing that if Mr. Naglick remains employed with the Company through June 8, 2003, signs a General Release that becomes effective and non-revocable and Buyer, or another entity owned or controlled by C. W. Mercurio, acquires substantially all of the assets of Plastic Trim, or substantially all of the shares of the Company owned by QP Acquisition before the end of 2003, Mr. Naglick will receive a completion bonus of $26,875 as a result of such transaction.

On June 21, 2002, Plastic Trim entered into an Executive Severance Agreement with Mr. William J. Carroll, General Manager of Plastic Trim. The Agreement provides that, if Plastic Trim terminates Mr. Carroll on or within one year following a change of control of Plastic Trim, Mr. Carroll would be paid an amount in cash equal to one (1) year of his base salary immediately prior to the change of control minus the amount of his base salary that he earns in the period between the change of control and the date of his termination. Mr. Carroll is also entitled to payment for medical insurance coverage for a period of up to 12 months after a change of control (or for such shorter period as commences after his termination of employment subsequent to a change of control and ends 12 months after a change of control). Plastic Trim would not be obligated to make the severance payment or pay for Mr. Carroll's medical insurance coverage, however, if Mr. Carroll is terminated due to his death, disability or voluntary retirement or for "cause." Under the agreement, Mr. Carroll would be deemed to be terminated for "cause" if he: (i) materially failed to perform his assigned duties and not cured such failure (if curable) within fifteen (15) days of his receipt of written notice of the failure; (ii) materially breached any provision of the agreement and not cured such breach (if curable) within fifteen (15) days of his receipt of written notice of the breach; (iii) engaged in personal dishonesty in connection with his assigned duties or that harms or is intended to harm Plastic Trim; (iv) engaged in gross misconduct or gross negligence in connection with his assigned duties or that harms or is intended to harm Plastic Trim; (v) engaged in a breach of fiduciary duty to Plastic Trim involving personal profit; (vi) willfully violated any law, rule, regulation, or final cease-and-desist order (other than minor traffic violations or similar offenses); or (vii) engaged in other serious misconduct of such a nature that his continued employment may reasonably be expected to affect Plastic Trim or its reputation adversely.

Furthermore, if ASC offers Mr. Carroll a position with comparable pay and benefits to what he would receive from Plastic Trim under his Executive Severance Agreement, Mr. Carroll must accept ASC's offer in lieu of the severance payment under his Executive Severance Agreement.

Under a Bonus Award Letter dated June 21, 2002, the Company agreed to pay Mr. Carroll, 2% of the principal and interest paid by the Company to ASC in respect to the ASC Loan from the proceeds of the sale of Dayton Parts and the Sale of Assets after other obligations of the Company are paid and 2% of any net proceeds received by QP Acquisition upon a change of control of Company, as long as he remains an employee of Plastic Trim on the applicable payment date. The Company contemplates paying a bonus to Mr. Carroll based on payments to ASC whether or not he remains employed with Plastic Trim or its affiliates as of the date the bonus payment is actually paid to him. QP Acquisition will not receive any proceeds from the sale of Dayton Parts or the Sale of Assets.

On July 15, 2002, Plastic Trim entered into a Completion Bonus Letter with Mr. Carroll pursuant to which Plastic Trim agreed to pay Mr. Carroll $57,756 in cash in connection with a change in control of the Plastic Trim if Mr. Carroll uses his best efforts to perform his duties and remains employed with Plastic Trim through the date of such change in control.

Under a Bonus Award Letter dated June 21, 2002, the Company agreed to pay Robert
A. Miller, formerly Director of Quality Assurance of the Company (and effective March 1, 2003 an employee of ASC), 2% of the principal and interest paid by the Company to ASC in respect to the ASC Loan from the proceeds of the sale of Dayton Parts and the Sale of Assets after other obligations of the Company are paid and 2% of any net proceeds received by QP Acquisition upon a change of control of Company, in each case as long as Mr. Miller remains an employee of ASC on the applicable payment date. QP Acquisition will not receive any proceeds from the Sale of Assets.

The Company has a $150,000 note payable to Joseph Z. Kwapicz, who is currently the Vice President - Sales and Marketing of the Company, in connection with the purchase of MB Associates on July 1, 2000. Prior to its acquisition by the Company, MB Associates was the exclusive sales representative for the Company's Trim Products Group. Mr. Kwapicz is one of the former owners of MB Associates. In connection with the purchase of MB Associates, the Company entered into consulting and/or employment agreements with, and issued notes payable to, certain former owners and key members of MB Associates' management team, including Mr. Kwapisz. The notes are payable in three installments due on June 30 of each of 2001, 2002 and 2003. In addition, the Company issued First Series Preferred Shares to Mr. Kwapisz and other former owners of MB Associates as a signing bonus

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Unless you have previously submitted contrary instructions to the Company, the Company is delivering only one Information Statement to your address, even if multiple security holders share that same address. Upon your written or oral request, the Company will undertake to deliver promptly a separate Information Statement to you at such shared address and provide instructions as to how you can notify the Company that you wish to receive a separate copy of the Information Statement in the future. You should submit all written requests for a separate Information Statement to the Company at JPE, Inc., 1030 Doris Road, Auburn Hills, Michigan 48326 and make all oral requests for a separate Information Statement by calling the Company at 248-232-1161.

                                   APPENDIX A

                            ------------------------

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

                             -----------------------

                                  BY AND AMONG

                              PTI ACQUISITION, LLC

                               PLASTIC TRIM, INC.

                                       AND

                                    JPE, INC.

                              ---------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
Article I         CERTAIN DEFINITIONS.......................................................................     1

Article II        PURCHASE AND SALE OF THE PURCHASED ASSETS.................................................     3

         2.1      Purchased Assets..........................................................................     3

         2.2      Excluded Assets...........................................................................     4

Article III       PURCHASE PRICE............................................................................     5

         3.1      Purchase Price............................................................................     5

         3.2      Assumption of Liabilities.................................................................     5

         3.3      Excluded Liabilities......................................................................     5

         3.4      Allocation of Purchase Price and Assumed Liabilities......................................     6

         3.5      Closing Date Balance Sheet................................................................     7

         3.6      Post-Closing Adjustment...................................................................     8

Article IV        COVENANT NOT TO COMPETE...................................................................     8

Article V         REPRESENTATIONS AND WARRANTIES OF THE SELLERS.............................................     9

         5.1      Organization and Qualification............................................................     9

         5.2      No Conflicts..............................................................................     9

         5.3      Subsidiaries..............................................................................    10

         5.4      Compliance with Laws......................................................................    10

         5.5      Litigation................................................................................    10

         5.6      Financial Statements......................................................................    10

         5.7      Accounts Receivable and Inventory.........................................................    10

         5.8      Real Property.............................................................................    11

         5.9      Personal Property.........................................................................    11

         5.10     List of Contracts.........................................................................    11

         5.11     Contracts.................................................................................    12

         5.12     Insurance.................................................................................    12

         5.13     Trademarks and Intellectual Property......................................................    12

         5.14     Tax Matters...............................................................................    12

         5.15     Employee Benefits.........................................................................    13

         5.16     Labor Matters.............................................................................    14

         5.17     Affiliated Agreements.....................................................................    14

         5.18     Environmental Matters.....................................................................    14

         5.19     Absence of Certain Changes and Events.....................................................    15

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
                                                                                                               ----
         5.20     Product Design; Warranties................................................................    15

         5.21     Brokers...................................................................................    15

         5.22     Sellers' Knowledge........................................................................    16

Article VI        REPRESENTATIONS AND WARRANTIES OF BUYER...................................................    16

         6.1      Organization and Qualification............................................................    16

         6.2      Power and Authorization...................................................................    16

         6.3      No Conflicts..............................................................................    16

         6.4      Financial Condition.......................................................................    17

         6.5      WARN Act..................................................................................    17

         6.6      Investigation and Evaluation..............................................................    17

         6.7      Brokers...................................................................................    17

Article VII       PRE-CLOSING COVENANTS.....................................................................    18

         7.1      Sellers' Covenants........................................................................    18

         7.2      Publicity.................................................................................    19

         7.3      Cooperation and Best Efforts..............................................................    20

         7.4      Employee Arrangements.....................................................................    20

         7.5      Exclusive Negotiation Provision...........................................................    21

Article VIII      POST-CLOSING COVENANTS....................................................................    21

         8.1      Books and Records.........................................................................    21

         8.2      Compliance with WARN Act..................................................................    22

         8.3      Transition................................................................................    22

         8.4      Internal Revenue Service Forms............................................................    22

Article IX        CONDITIONS PRECEDENT TO THE BUYER'S PERFORMANCE...........................................    22

         9.1      Accuracy of Representations and Warranties; Performance by Sellers........................    22

         9.2      Closing Deliveries........................................................................    23

         9.3      Absence of Litigation.....................................................................    23

         9.4      Consents..................................................................................    23

         9.5      Satisfaction of Outstanding Indebtedness..................................................    23

Article X         CONDITIONS PRECEDENT TO THE SELLERS' PERFORMANCE..........................................    23

         10.1     Accuracy of Representations and Warranties; Performance by Buyer..........................    23

         10.2     Shareholder Consent.......................................................................    23

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
                                                                                                               ----
         10.3     Closing Deliveries........................................................................    23

         10.4     Absence of Litigation.....................................................................    24

         10.5     Consents..................................................................................    24

Article XI        THE CLOSING...............................................................................    24

         11.1     The Closing...............................................................................    24

         11.2     Deliveries at the Closing.................................................................    24

Article XII       TERMINATION...............................................................................    26

         12.1     Termination...............................................................................    26

         12.2     Rights Not Impaired.......................................................................    26

         12.3     Procedure for Termination.................................................................    27

Article XIII      INDEMNITY.................................................................................    27

         13.1     Indemnification of Buyer..................................................................    27

         13.2     Indemnification of Seller.................................................................    28

         13.3     Indemnification Procedures................................................................    28

         13.4     Recovery of Costs; Limitation of Damages..................................................    29

         13.5     Disclaimer of Warranties..................................................................    30

Article XIV       MISCELLANEOUS.............................................................................    30

         14.1     Survival of Representations and Warranties................................................    30

         14.2     Counterparts..............................................................................    30

         14.3     Assignment................................................................................    31

         14.4     Fees and Expenses.........................................................................    31

         14.5     Notices...................................................................................    31

         14.6     Governing Law.............................................................................    32

         14.7     Further Actions and Assurances............................................................    32

         14.8     Effect of Headings........................................................................    32

         14.9     Severability..............................................................................    32

         14.10    Representations...........................................................................    32

         14.11    Entire Agreement; Modification; Waiver....................................................    33

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

         This Amended and Restated Asset Purchase Agreement ("Agreement") is made and entered into this 14th day of May 2003 by and among PTI Acquisition, LLC, an Ohio limited liability company ("Buyer"), Plastic Trim, Inc., an Ohio corporation ("PTI" or "Company"), and JPE, Inc., a Michigan corporation ("JPE" or "Shareholder"). PTI and JPE are sometimes individually referred to in this Agreement as a "Seller" and collectively as "Sellers".

         WHEREAS, Shareholder owns one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, Company and Shareholder desire to sell to Buyer, and Buyer desires to purchase from Company and Shareholder, substantially all of the assets of Company and certain assets of Shareholder used in the business of Company; and

         WHEREAS, Buyer and Sellers entered into an Asset Purchase Agreement dated as of April 28, 2003 (the "Original Purchase Agreement") and now desire to amend and restate such agreement.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties herein contained, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers do hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following meaning unless the context requires otherwise:

         "AUTHORIZATION" means any consent, license, permit, franchise, grant or authorization of any Governmental Authority.

         "BUYER DISCLOSURE STATEMENT" means the disclosure statement delivered to Sellers by Buyer in connection with the transactions contemplated by this Agreement.

         "BUYER TRANSACTION DOCUMENTS" mean the agreements, instruments and documents required to be delivered by Buyer in connection with the transactions contemplated by this Agreement.

         "CLOSING" means the consummation of the transactions described in
Article II of this

Agreement in accordance with Article XI of this Agreement.

         "CLOSING DATE" means the date defined in Section 11.1 of this Agreement.

         "COMPANY TRANSACTION DOCUMENTS" means the agreements, instruments and documents required to be delivered by the Company in connection with the transactions contemplated by this Agreement.

         "CONTRACT" means any contract, agreement, license, lease, understanding or arrangement or other legally binding contractual right or obligation (whether written or oral).

         "DISCLOSURE STATEMENT" means the disclosure statement delivered to Buyer by the Sellers in connection with this Agreement.

         "ENCUMBRANCE" means any restriction, mortgage, deed of trust, pledge, lien, option, right of first refusal, security interest or other similar charge, claim or encumbrance, including any restriction on use, transfer, voting, receipt of income or other attribute of ownership.

         "ENVIRONMENTAL HEALTH AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Laws concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances into ambient air, surface water, ground water or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, Hazardous Substances or wastes.

         "ERISA AFFILIATE" means any entity under common control with the Company, within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code (as herein defined) or Section 4001(b) of ERISA (as herein defined).

         "GOVERNMENTAL AUTHORITY" means any federal, state, local or other governmental authority, or any political subdivision thereof, and any governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity having legal jurisdiction over any matter or Person in question.

         "HAZARDOUS SUBSTANCE" means (i) any substance designated or listed as a "hazardous substance" under Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or the regulations adopted pursuant thereto; (ii) any substance designated or listed as a "hazardous substance" under Sections 307 or 311 of the Clean Water Act or the regulations adopted pursuant thereto; or (iii) any substance defined, designated or listed as a "hazardous waste" under Section 1004(5) of the Resource Conservation and Recovery Act or the regulations adopted pursuant thereto.

         "LAW" means any ordinance, regulation, decree, order, statute, regulation, permit, license or certificate, or any judgment, order or award, of any court or other Governmental Authority.

         "MATERIAL" OR "MATERIALLY" as used in Sections 9.1, 10.1 and 12.1(c),
(d) and (e) means, in respect to representations, warranties or covenants that the falsity or breach thereof would reasonably be likely to result in Damages (as defined in Section 13.1) to the party who did not make the false representations or warranties or breach the covenants in excess of $250,000 in the aggregate.

         "MATERIAL CONTRACT" means any Contract to which a Seller is a party that is included in the Purchased Assets and either which, in the reasonable expectation of the Sellers, could involve future payments in excess of $100,000 per annum or which is not terminable upon not more than thirty (30) days notice without payment of premium or penalty by a Seller in an amount in excess of $50,000.

         "PERSON" means an individual, corporation, partnership (limited or general), association, limited liability company, joint stock company, trust, estate, unincorporated organization or court or other Governmental Authority or any agency or subdivision thereof, or any other legally recognizable entity.

         "SHAREHOLDER TRANSACTION DOCUMENTS" means the agreements, instruments and documents required to be delivered by Shareholder in connection with the transactions contemplated by this Agreement.

         "TAXES" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

         "TAX RETURN" means a report, return or other information required to be supplied periodically to a Governmental Authority with respect to Taxes.

         "TRANSACTION DOCUMENT(S)" means one or more Buyer Transaction Document, Company Transaction Document or Shareholder Transaction Document, as applicable.

                                   ARTICLE II

                    PURCHASE AND SALE OF THE PURCHASED ASSETS

         2.1 PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase from Sellers, all right, title and interest of Sellers in and to all of the assets of

Sellers, wherever located, except the Excluded Assets (collectively, the "Purchased Assets"), including, but not limited to, the following assets, properties and rights:

                  (a) all raw material, work in process and finished goods inventory;

                  (b)      all accounts receivable;

                  (c) the machinery, equipment, vehicles, furniture and fixtures, and the supplies and spare parts related thereto, as set forth on
Section 2.1 of the Disclosure Statement, subject to any changes in such items as shall occur in the ordinary course of business between the date hereof and the Closing;

                  (d) all of the leasehold and ownership interests, as applicable, of the Sellers in the real property listed in Section 5.8 of the Disclosure Statement;

                  (e) all Contracts entered into by Sellers, including, but not limited to, those described in Schedule 5.10 of the Disclosure Statement;

                  (f)      the Authorizations of the Sellers listed in Sections
5.4 and 5.18 of the Disclosure Statement;

                  (g) all existing records, books, ledgers, files, documents, correspondence, advertising, promotional and marketing materials, studies and reports relating to the operation of the business of the Company, including Detroit Red Wings season ticket rights of Sellers; and

                  (h) all patents, trademarks and tradenames, including, but not limited to, Plastic Trim and Starboard Industries, owned by the Sellers.

         2.2 EXCLUDED ASSETS. Expressly excluded from the Purchased Assets sold by Seller to Buyer pursuant to Section 2.1 hereof are the following assets of the Seller (collectively, the "Excluded Assets"):

                  (a) all cash, investment securities, bank accounts, safe deposit boxes, prepaid insurance and the capital stock of PTI;

                  (b) all claims for income tax refunds to the extent such refunds relate to periods ending on or prior to the Closing;

                  (c) all corporate seals, articles of incorporation, minute books, stock books, tax returns and other records having to do with the corporate organization and capitalization of a Seller and any predecessor organizations;

                  (d) all rights that accrue or will accrue to the Sellers under this Agreement;

                  (e) any receivable of Company from Shareholder or ASC, Incorporated or Shareholder from Company or ASC, Incorporated;

                  (f) any assets of JPE that do not relate to the Company or its business, including, without limitation, any rights or interests of JPE in connection with the sale of assets and stock of its former subsidiary, Dayton Parts, Inc. ("Dayton Parts"), the capital stock of JPE Finishing, Inc. and any assets used by JPE in running the holding company and not used in the business of the Company;

                  (g) any agreements between JPE and employees on JPE's payroll and any agreements between JPE and any employee on PTI's payroll;

                  (h) the tradename, trademarks and related intellectual property rights in respect to the name "JPE", "ASCET", and "ASC Exterior Technologies"; and

                  (i)      all assets, properties and rights, if any, listed on
Schedule 2.2(i).

                                  ARTICLE III

                                 PURCHASE PRICE

         3.1 PURCHASE PRICE. Subject to adjustment as provided in Section 3.6, the aggregate purchase price paid to Sellers by Buyer for the purchase of the Purchased Assets shall be Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000). One Million Dollars ($1,000,000) of the Purchase Price (the Earnest Money Deposit") was, contemporaneously with the execution of the Original Purchase Agreement, deposited by Buyer with Standard Federal Bank to be held in escrow in accordance with the terms of an escrow agreement executed April 28, 2003 and disbursed as follows: (i) if the Closing occurs, shall be retained in escrow as set forth below; (ii) if this Agreement is terminated as provided in Section 12.1(a), (b), (c), (e) or (f) shall be paid to Buyer; and
(iii) if this Agreement is terminated as provided in Section 12.1(d), shall be paid to Sellers. The Purchase Price shall be paid in cash to Sellers by Buyer on the Closing Date by wire transfer of immediately available funds to an account designated by Sellers. Buyer and Sellers shall give instructions to the escrow agent consistent with the provisions of this paragraph. The Earnest Money Deposit (the "Purchase Price Escrow Amount") shall be retained in the escrow account (the "Purchase Price Adjustment Escrow") with Standard Federal Bank and disbursed in accordance with Section 3.6(a) below.

         3.2 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, all of the liabilities and obligations of the Sellers relating to the operation of the business of Company (whether incurred by JPE or PTI), except for Excluded Liabilities (defined below) (collectively, the "Assumed Liabilities").

         3.3 EXCLUDED LIABILITIES. Buyer shall not assume or become responsible for any of the following liabilities or obligations of the Sellers (collectively, the "Excluded Liabilities"), whether accrued, absolute or contingent and Sellers shall be responsible for the Excluded Liabilities:

                  (a) any liabilities and obligations for taxes of Sellers or any subsidiary or parent entity of Sellers, except to the extent included in the determination of Certified Net Working Capital (as herein defined);

                  (b) any liabilities and obligations that accrue or will accrue to the Sellers under this Agreement;

                  (c) any liabilities and obligations to any Person in respect to indebtedness for money borrowed;

                  (d) any liabilities and obligations that arise under ERISA (as herein defined) as a result of Sellers being an ERISA Affiliate of certain other Persons and that do not relate to actions or omissions of the Company;

                  (e) any final payment obligations of Sellers to MB Associates or its owners, Sellers agreeing to make such payment contemporaneously with Closing;

                  (f) any obligations (i) to those sixteen salaried employees of Sellers that Buyer indicated in a letter to Sellers dated May 1, 2003 that it will not hire ("Terminated Employees") and does not hire within six months of Closing, and (ii) for any payments in connection with a change-in-control of Sellers, including, but not limited to, completion bonus payments or bonus awards;

                  (g) any liabilities of JPE that do not relate to the Company or the Purchased Assets, including, without limitation, any liabilities relating to Excluded Assets, any liabilities in connection with the sale of assets and stock of Dayton Parts and any liability to shareholders of JPE;

                  (h) any liabilities of Company to Shareholder or ASC, Incorporated or of Shareholder to Company or ASC, Incorporated;

                  (i) any liability or obligation resulting from a lawsuit commenced by a third party against (x) a Seller prior to the Closing Date, or
(y) Buyer after the Closing Date, but in the case of (y) only to the extent relating to a breach by a Seller of an obligation of a Seller in the operation of the business of the Company prior to the Closing Date; and

                  (j) any liability of Company to vendors, General Motors and Sports Carrier Inc. in respect of the GMT 265 program.

         3.4 ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets as set forth on Schedule 3.4, provided that such allocation shall be adjusted appropriately to reflect adjustments to the Purchase Price made pursuant to Section 3.6 below. The allocation determined pursuant to this section shall be conclusive and binding for all purposes, and each party will file all forms, returns and other documents in a manner consistent with such allocation.

         3.5      CLOSING DATE BALANCE SHEET.

                  (a) Within sixty (60) days after the Closing Date, Sellers shall prepare and deliver, or cause to be prepared and delivered, to Buyer the balance sheet for the Company as of the close of business on the Closing Date (the "Closing Date Balance Sheet"), except that the amount of the unfunded pension liability, if any, ("Unfunded Pension Liability") under the Plastic Trim, Inc. Hourly Pension Plan ("PTI Pension Plan") shall be determined as of April 30, 2003. The Closing Date Balance Sheet shall set forth the consolidated Net Working Capital (as defined below) of the Sellers, and shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") used in the preparation of the Historic Financial Statements (as defined in Section 5.6) of the Sellers, consistently applied, provided that the amount of the Unfunded Pension Liability as of April 30, 2003 shall be reasonably determined by the Company actuary using generally accepted actuarial principles and practices consistent with the requirements of the governing plan document, the Internal Revenue Code of 1986, as amended, and ERISA (as herein defined) and consistent with those used in determining the unfunded pension liability for Sellers' financial statements for the year ended December 31, 2002. For purpose of this Agreement, Net Working Capital shall be defined as set forth on Schedule 3.5." Buyer shall permit representatives of Sellers that are employed by Buyer to be reasonably available to Seller to assist Seller in the preparation of the Closing Date Balance Sheet.

                  (b) Unless the Buyer within 20 days after receipt of the Closing Date Balance Sheet gives the Sellers a notice objecting thereto and specifying the basis for such objection and the amount in dispute ("Notice of Objection"), such Closing Date Balance Sheet shall be considered accepted and binding upon the Sellers and Buyer. Sellers shall make available to Buyer during such 20 day period, at Buyer's written request, the working papers utilized by Sellers in preparing the Closing Date Balance Sheet. If within 20 days after the receipt of the Closing Date Balance Sheet, Buyer gives a Notice of Objection to the Sellers, the Sellers and Buyer shall negotiate in good faith with a view to resolving any differences. If such negotiations fail to resolve all disputed items within 15 days after Notice of Objection was first given by Buyer, the remaining disputed items shall be submitted to Deloitte & Touche or, if such accounting firm cannot serve for any reason, another recognized accounting firm reasonably satisfactory to Buyer and Sellers (the "Nonpartisan Accountants") for final resolution. After affording the Buyer and its representatives and the Sellers and their representatives the opportunity to present their positions as to the disputed items (which opportunity shall not extend for more than 30 days), the Nonpartisan Accountants shall resolve all disputed items in writing in accordance with the terms and conditions of this Agreement. Such resolution shall be final and binding upon the parties and shall be reflected in any necessary revisions to the Closing Date Balance Sheet. The fees, costs and expenses of the Nonpartisan Accountants in connection with any such determination shall be divided evenly between the Sellers and Buyer. Otherwise, the Sellers and Buyer shall each pay its costs in connection with this Section, including the fees and expenses of their respective attorneys and accountants, if any.

         3.6      POST-CLOSING ADJUSTMENT.

                  (a) If the Net Working Capital as of the Closing Date as conclusively determined as provided in Section 3.5 (such conclusive determination is referred to herein as "Certified Net Working Capital"), is less than $6,180,000, then Sellers cause the amount of such deficiency to be paid to Buyer out of the Purchase Price Escrow Amount. The parties acknowledge that $700,000 was used as the Unfunded Pension Liability amount in computing the Net Working Capital base amount of $6,180,000 for purposes of this Section as Buyer is assuming that amount of Unfunded Pension Liability as of the Closing. The Unfunded Pension Liability is reflected in accounts 11002230 and 11002231 on
Schedule 3.5. In the event that the Purchase Price Escrow Amount is less than the amount of the adjustment, if any, payable to Buyer under this Section 3.6(a), Sellers shall pay or cause to be paid, to Buyer the amount of such deficiency. The positive remainder, if any, of (i) the Purchase Price Escrow Amount plus any net accrued interest earned on the Purchase Price Escrow Amount, less (ii) the amount of the adjustment, if any paid to Buyer out of the Purchase Price Adjustment Escrow under this Section 3.6(a), shall be paid to Sellers. In the event that no amount is payable to Buyer under this Section 3.6(a), then the entire Purchase Price Escrow Amount, plus all net accrued interest earned thereon, shall be paid to Sellers. If the Certified Net Working Capital is greater than $6,180,000, then Buyer shall pay, or cause to be paid, to Sellers the amount of such excess. Any payment pursuant to this Section 3.6(a) shall be made within five (5) business days following the determination of Certified Net Working Capital (such fifth business day, the "Due Date"). Any payment not made by the Due Date therefor shall bear interest from the Due Date at the rate of six percent (6%) per annum. Any amount payable to Buyer under this Section 3.6(a) shall be paid, first, out of the Purchase Price Adjustment Escrow. Buyer and Sellers shall give instructions to the escrow agent consistent with the provisions of this paragraph.

                  (b) Payments made pursuant to this Section 3.6 shall be made by wire transfer of immediately available funds to an account designated by the party receiving such payment.

                                   ARTICLE IV

                             COVENANT NOT TO COMPETE

         For a period of one year following the Closing, Sellers shall not engage in the business of manufacturing or distributing plastic trim side moldings in the United States or Canada to original equipment manufacturers of motor vehicles.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

         Shareholder and the Company hereby represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:

         5.1 ORGANIZATION AND QUALIFICATION. The Shareholder is duly organized, validly existing and in good standing under the Laws of the State of Michigan. The Company is duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each Seller has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted. Each Seller is duly qualified to do business as a foreign corporation in each jurisdiction set forth beside its name in Section 5.1 of the Disclosure Statement.

         5.2      NO CONFLICTS.

                  (a) Except as set forth in Section 5.2(a) of the Disclosure Statement, the execution, delivery and performance of this Agreement do not and will not:

                           (i) violate or conflict with the articles of incorporation or bylaws of either Seller, or any Law binding upon either Seller;

                           (ii) violate or conflict with, result in a breach of or constitute a default or otherwise cause any loss of benefit under any Material Contract to which a Seller is a party, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to the Purchased Assets; or

                           (iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to the Purchased Assets.

                  (b) Section 5.2(b) of the Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any Governmental Authority, creditor, lessor or other Person required to be given or made by a Seller in connection with the execution, delivery and performance by Sellers of this Agreement and the Company Transaction Documents and the Shareholder Transaction Documents (the "Company Consents"). Except as set forth in Section 5.2(b) of the Disclosure Statement, all Company Consents have been obtained or made or Company will use reasonable efforts to have such Company Consents as are indicated on Section 5.2(b) of the Disclosure Statement obtained or made prior to the Closing.

                  (c) The Sellers have not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

         5.3 SUBSIDIARIES. Shareholder's only subsidiaries are the Company and JPE Finishing, Inc. JPE Finishing, Inc. is not conducting an active business. The Company has no subsidiaries.

         5.4      COMPLIANCE WITH LAWS.

                  (a) Other than with respect to Environmental Health and Safety Laws, as to which Sellers represent and warrant to Buyer solely as set forth in Section 5.18, each Seller is in compliance in all material respects with all Laws applicable to the conduct of its business.

                  (b) Other than with respect to Environmental Health and Safety Laws, as to which Sellers represent and warrant to Buyer solely as set forth in Section 5.18: (i) each Seller owns, holds, possesses or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct such business, (ii) set forth in Section 5.4 of the Disclosure Statement is a list of all material Authorizations of Sellers, and (iii) neither Seller is in default in any material respect, nor has any Sellers received any written notice of any claim of default, under any Authorization.

         5.5 LITIGATION. Except as set forth in Section 5.5 of the Disclosure Statement, there are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or affecting either Seller pending either in court or before any other Governmental Authority, or before an arbitrator of any kind, which if adversely determined could reasonably be expected to cause an Encumbrance to be imposed on the Purchased Assets. To the knowledge of Sellers, no such claim, action, suit, proceeding or investigation is presently threatened, which if adversely determined could reasonably be expected to cause an Encumbrance to be imposed on the Purchased Assets. There are no unsatisfied judgments, penalties or awards against or affecting the Sellers' assets or properties.

         5.6      FINANCIAL STATEMENTS

                  (a) Section 5.6 of the Disclosure Statement includes the balance sheet of the Sellers as at February 28, 2003 (the "Balance Sheet") and the related statement of income for the two (2) months then ended (collectively, the "Historic Financial Statements"). The Historic Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Sellers as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, consistently applied, except for the omission of footnotes.

                  (b) The Balance Sheet fairly reflects, as of the date thereof, all material liabilities of the Sellers of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The Sellers have no material liabilities of a nature required to be reflected in a balance sheet prepared in accordance with GAAP that are not reflected on the Balance Sheet, except for current liabilities (within the meaning of GAAP) which have been incurred since the date thereof in the ordinary course of business consistent with past practice.

         5.7      ACCOUNTS RECEIVABLE AND INVENTORY.

                  (a) All accounts receivable of the Company represent obligations from sales made or services rendered in the ordinary course of business. Such receivables, net of reserves for doubtful accounts reflected on the Balance Sheet, are not, except as set forth in Section 5.7 of the Disclosure Statement, subject to any valid dispute, counterclaims, encumbrances or setoff known to the Company, or any other reduction or discount that has been agreed to by the Company.

                  (b) The Company has sufficient amounts of saleable inventory for the conduct of its business in the ordinary course.

         5.8 REAL PROPERTY. Section 5.8 of the Disclosure Statement briefly describes each interest in real property owned or leased by the Company, including the location thereof (collectively, the "Premises"). Except as set forth in Section 5.8 of the Disclosure Statement, the Company has good and marketable title in fee simple to the Premises owned by it, and has all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements referred to in Section 5.8 of the Disclosure Statement, in each case free and clear of any Encumbrances except for (i) liens for current taxes, assessments and governmental charges and levies which may be paid without penalty, interest or other additional charge, (ii) such easements and restrictions, if any, as do not materially detract from the value or marketability of the property subject thereto and (iii) any Encumbrances set forth in Section 5.8 of the Disclosure Statement. To the knowledge of the Company, no building or structure included in the Premises violates any restrictive covenant or encroaches on any property owned by others, except for those restrictive covenants and encroachments that could not reasonably be expected to have a Material Adverse Effect. No condemnation proceeding is pending or, to the knowledge of the Company, threatened, with respect to any of the Premises of the Company. The Company has made available to Buyer true and complete copies of all deeds and other instruments (as recorded) by which the Company acquired the Premises. To the knowledge of the Company, except as set forth in the Section 5.8 of the Disclosure Statement or in the leases and agreements identified therein, there are no lease agreements, purchase agreements, rights of first refusal, options or other agreements or commitments in effect conveying to any Person any rights with respect to the Premises.

         5.9 PERSONAL PROPERTY. Each Seller has all right, title and interest in and to all of its owned personal property included in the Purchased Assets, including, except as they have since been affected by transactions in the ordinary course of business, the personal property reflected as being owned in the Balance Sheet, free and clear of any Encumbrances, except such as are reflected in the Balance Sheet or Section 5.9 of the Disclosure Statement.

         5.10 LIST OF CONTRACTS. Section 5.10 of the Disclosure Statement sets forth the following:

                           (i) each Contract of the Company for the purchase or sale of real property;

                           (ii) each Material Contract of the Sellers included in the Purchased Assets;

                           (iii)    any guarantee by the Sellers of the
                                    obligations of its customers, suppliers, officers, directors, employees, affiliates or others;

                           (iv) any agreement which provides for the incurrence by the Sellers of indebtedness for borrowed money; and

                           (v) any mortgage or other form of secured indebtedness of the Sellers.

         Section 5.10 of the Disclosure Statement also sets forth the primary terms of all Contracts required to be listed thereon which are not in writing.

         5.11 CONTRACTS. Except as set forth in Section 5.11 of the Disclosure Statement, each Material Contract included in the Purchased Assets to which a Seller is a party or by which its assets are bound is to the actual knowledge of the Sellers in full force and effect and is valid, binding and enforceable against the Seller that is a party thereto in accordance with its terms. Except as described in Section 5.11 of the Disclosure Statement, each Seller has performed in all material respects all obligations required to be performed by it under each such Material Contract included in the Purchased Assets.

         5.12 INSURANCE. The description of the policies and binders of insurance of the Sellers contained in Section 5.12 of the Disclosure Statement identifies: (i) the respective issuers and expiration dates thereof; (ii) deductible amounts and amounts of coverage available and outstanding thereunder;
(iii) whether such policies and binders are "claims made" or "occurrences" policies, (iv) all self-insurance programs or arrangements and (v) any retrospective premium adjustments of which the Sellers have knowledge.

         5.13 TRADEMARKS AND INTELLECTUAL PROPERTY. Section 5.13 of the Disclosure Statement sets forth all material patents, tradenames, trademarks, service marks, brandmarks, brandnames, copyrights or registrations, or other material intellectual property or licenses thereof or applications therefor or interests therein, which the Company presently is using (other than commercially available software). The Company owns or has a valid license to use all of the technology, manufacturing processes and formulations that are material to its business as presently conducted. To the knowledge of the Company, the Company is not violating or infringing, and there is no pending or threatened claim of violation or infringement by the Company of any industrial property rights, including without limitation any patents, copyrights, trademarks, tradenames and trade secrets, owned by any third person.

         5.14 TAX MATTERS. All Tax Returns that are due and required to be filed by, or with respect to, the Company have been filed and will be filed to the extent required prior to Closing. Payment has been made of all Taxes required to be paid in respect of the periods covered by such Tax Returns. The Company is not delinquent in the payment of any Tax, assessment or governmental charge. There are no Tax liens upon the assets of the Company except liens for Taxes not yet due or being contested in good faith through appropriate proceedings. No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved or paid in full. No audits or other administrative proceedings or court proceedings are currently pending with regard to any material Tax or Tax Returns of the Company. The Company is not a party to any tax-sharing, allocation or indemnification agreement with any party.

         5.15     EMPLOYEE BENEFITS.

         Section 5.15 of the Disclosure Statement identifies each "employee pension benefit plan" ("Pension Plan"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and "employee welfare benefit plan" ("Welfare Plan"), as defined in Section 3(1) of ERISA maintained by or on behalf of the Company to provide benefits to employees of the Company (collectively, "Employee Benefit Plans"). The term "employee pension benefit plan" includes both funded and unfunded plans and both tax-qualified and non-qualified pension and deferred compensation plans and arrangements. In addition, Section 5.15 of the Disclosure Statement identifies each executive compensation, incentive bonus or other bonus stock options, stock purchase or severance pay program arrangement, agreement or commitment of Company (collectively, "Compensation Arrangements").

                  (a) Except as set forth in Section 5.15 of the Disclosure Statement, each Employee Benefit Plan and Compensation Arrangement has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA (including, without limitation, the funding and prohibited transactions provisions thereof) and each Pension Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been administered in material compliance with the applicable provisions of the Code.

                  (b) To the knowledge of the Company, there are no inquiries or proceedings regarding a material amount of assets pending or threatened by the Internal Revenue Service ("IRS"), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary, with respect to any Employee Benefit Plan or Compensation Arrangement now or formerly maintained by the Company or to which the Company has contributed (other than routine benefit claims of participants and beneficiaries).

                  (c) Except as set forth in Section 5.15 of the Disclosure Statement, the Company is not required to contribute to any "multiemployer plan", as defined in Section 3(37) of ERISA.

                  (d) Each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the knowledge of Company, has not been disqualified.

                  (e) Except as set forth in Section 5.15 of the Disclosure Statement, the Company is not bound by any collective bargaining agreement or legally binding arrangement to maintain or contribute to any Employee Benefit Plan or Compensation Arrangement. Except as set forth in Section 5.15 of the Disclosure Statement, no Employee Benefit Plan is subject to the minimum funding requirements of Title I, Subtitle B, Part 3 of ERISA or subject to Section 412 of the Code.

                  (f) Except as set forth in Section 5.15 of the Disclosure Statement or as required under applicable law, (i) no Employee Benefit Plan provides retiree medical benefits to any of its employees or former employees and (ii) the Company is not contractually or otherwise obligated to provide any of its employees or former employees with medical benefits upon retirement or termination of employment.

                  (g) Complete and correct copies of the following documents have been made available by the Company to the Buyer: (i) all current plan documents and insurance contracts (if any), and amendments thereto, with respect to each of the Employee Benefit Plans or Compensation Arrangement, (ii) for each of the most recently ended two plan years, all IRS Form 5500 series forms (and any financial statement and other schedules attached thereto) with respect to any Employee Benefit Plan, (iii) the most recent IRS determination letter for each Pension Plan (if any), and (iv) all current summary plan descriptions and subsequent summaries of material modifications with respect to each of the Employee Benefit Plans.

         5.16 LABOR MATTERS. Except as set forth in Section 5.16 of the Disclosure Statement, none of the employees of the Company are, or during the last three years have been, represented by any union or other bargaining representative, and no application or petition for certification of a collective bargaining agent at or with respect to the Company is pending. Except as set forth in Section 5.16 of the Disclosure Statement, to the knowledge of the Company, during the last three years, no union has attempted to organize any group of employees of the Company and no such group has sought to organize into a union or similar organization for the purpose of collective bargaining. Except as set for on Section 5.16 of the Disclosure Statement, there are no pending grievances, arbitration proceedings, unfair labor practice charges or other similar controversies between the Company and any of their respective employees.

         5.17 AFFILIATED AGREEMENTS. Except as described in Section 5.17 of the Disclosure Statement, there are no agreements, arrangements or understandings between the Company and Shareholder that are included in the Purchased Assets.

         5.18 ENVIRONMENTAL MATTERS. Except as set forth in Section 5.18 of the Disclosure Statement:

                  (a) The Company has no knowledge of and has not received any written notice of violation or other written notification from any Governmental Authority or any third party alleging that the Company is in violation of any Environmental, Health and Safety Laws;

                  (b) The Company is not the subject of any administrative or judicial proceedings or investigations pursuant to any Environmental, Health and Safety Laws;

                  (c) To the knowledge of the Company, the Premises do not contain any Hazardous Substance that, under any Environmental, Health and Safety Laws currently in effect: (x) imposes or could reasonably be expected to impose on any Person liability for removal, remediation, or other cleanup, or damage to natural resources; or (y) could reasonably be expected to result in the imposition of an Encumbrance on the Premises or any of the assets of the Company;

                  (d) The Company has not received any request for information from any Governmental Authority or other Person related to any site which is, or may be, subject to actions for removal, response, remediation or cleanup of any Hazardous Substances, including, without limitation, any information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or similar laws of any state or province where the Company operates; and

                  (e) The Company has not received any order, demand, or other claim: (x) for removal, response, remediation or cleanup of any regulated substances; (y) for damage to natural resources; or (z) for personal injury or property damage related to the release or discharge of Hazardous Substances.

         5.19     ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Section 5.19 of the Disclosure Statement, since the date of the Balance Sheet, the Company has conducted its business in the usual and ordinary course consistent with past practice and there has not been any:

                           (i) material increase in any compensation payable to any shareholder, director, officer or employee of the Company;

                           (ii) adoption of or change in any Employee Benefit Plan, except as required by Law;

                           (iii) change in the accounting methods, principles or practices followed by the Company; or

                           (iv) agreement, whether or not in writing, to do any of the foregoing.

         5.20 PRODUCT DESIGN; WARRANTIES. Schedule 5.21 includes a copy of the current standard warranty of the Company and the Company's current warranty policy with respect to products created, manufactured, sold, distributed or licensed by the Company, other than any such implied by law. To the knowledge of the Company, there are no material, manufacturing or other defects, latent or otherwise, with respect to any such products. Except as described on Schedule 5.21, no products have been sold or distributed by the Company under an understanding or agreement by the Company that such products are returnable except pursuant to such warranties.

         5.21 BROKERS. No Person acting on behalf of the Sellers or under the authority of any of the foregoing is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than W.Y. Campbell & Company, whose fees and expenses shall be paid by Seller.

         5.22 SELLERS' KNOWLEDGE. For purposes of this Agreement, "to the knowledge of the Sellers" or "to the knowledge of the Company" or words of similar import shall be conclusively deemed to be only that knowledge actually possessed by Bill Carroll, Scott Koepke, Paul Koroly, Joseph Kwapisz, Robert Naglick, Robert Miller, Jack Miller (based in Beavercreek facility) and Michael Young. The Sellers shall not be deemed to have actual or constructive knowledge of any fact, circumstance or occurrence known to any person other than as set forth in the preceding sentence.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date as follows:

         6.1 ORGANIZATION AND QUALIFICATION. Buyer is duly organized, validly existing and in good standing under the Laws under which it has been formed and has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted.

         6.2 POWER AND AUTHORIZATION. Buyer has full entity right, power and authority necessary to enter into and perform its obligations under this Agreement and under the Buyer Transaction Documents. This Agreement has been and, at the Closing, each Buyer Transaction Document will have been, duly and validly executed and delivered by Buyer. This Agreement constitutes, and each Buyer Transaction Document will constitute when executed and delivered by Buyer, Buyer's legal, valid and binding obligation, enforceable against it in accordance with its terms.

         6.3      NO CONFLICTS.

                  (a) Except as set forth in Section 6.3(a) of the Buyer Disclosure Statement, the execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not:

                           (i) violate or conflict with the certificate or articles of incorporation or bylaws of Buyer or other organizational documents of Buyer, or any Law binding upon Buyer; or

                           (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material Contract to which Buyer is a party.

                  (b) Section 6.3(b) of the Buyer Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any court or other

Governmental Authority, creditor, lessor or other Person required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the Buyer Transaction Documents (the "Buyer Consents"). Except as set forth in Section 6.3(b) of the Buyer Disclosure Statement, all Buyer Consents have been obtained or made or Buyer will use reasonable efforts to have same obtained or made prior to Closing.

                  (c) There are no actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or the Buyer Transaction Documents or which, if adversely determined, would have an adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or the Buyer Transaction Documents.

                  (d) Buyer has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

         6.4 FINANCIAL CONDITION. Buyer has on hand or has access to the funds necessary to enable it to consummate the transactions contemplated by this Agreement. Buyer is not aware of any fact or circumstance that could reasonably be expected to prevent Buyer from obtaining the funds sufficient to consummate the transactions contemplated by this Agreement.

         6.5 WARN ACT. Buyer does not contemplate any "plant closing" or "employee layoff," as such terms are used in the Worker's Adjustment and Retraining Notification Act, as amended (the "WARN Act"), on or before the date is sixty-one (61) days from and after the Closing Date with respect to any employee of the Company.

         6.6 INVESTIGATION AND EVALUATION. Buyer acknowledges that: (a) Buyer is experienced in the operation of the type of businesses conducted by the Company; (b) Buyer and its directors, officers, employees, attorneys, accountants and advisors have been given the opportunity to (i) examine to the full extent deemed necessary and desirable by Buyer all books, records and other information with respect to the Sellers and (ii) visit with each Seller and meet with its officers and other representatives to discuss the business and the assets, liabilities, financial condition, cash flow and operations of the Company; (c) Buyer has taken full responsibility for determining the scope of its investigations of the Sellers and for the manner in which such investigations have been conducted, and has made its own independent examination, investigation, analysis and evaluation of the Sellers, including Buyer's own estimate of the value of the Purchased Assets; (d) Buyer is fully capable of evaluating the adequacy and accuracy of the information and material obtained by Buyer in the course of such investigations; and (e) Buyer has not relied on the Sellers with respect to any matter in connection with Buyer's evaluation of the Sellers, other than the representations and warranties of Sellers specifically set forth in Article V hereof.

         6.7 BROKERS. No Person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE VII

                              PRE-CLOSING COVENANTS

         7.1      SELLERS' COVENANTS. Sellers covenant as follows:

                  (a) Buyer's Access to Premises and Information. Buyer and its representatives shall, prior to Closing, have reasonable access during normal business hours to the properties and business and the books and records of the Sellers to the extent pertaining to the business of the Company and the Purchased Assets. The Sellers shall furnish, or cause to be furnished, Buyer with such financial and operating data and other information as to the business and properties of the Sellers to the extent pertaining to the business of the Company and the Purchased Assets as Buyer shall from time to time reasonably request and as are reasonably available to the Sellers, including, but not limited to, the audited financial statements of JPE as at and for the 12 months ended December 31, 2002. Buyer acknowledges that certain of the information which may be made available to it is proprietary and includes confidential information. Buyer agrees that all information provided or made available to it or any of its representatives will be subject to the Confidentiality Agreement dated April 7, 2003 between C.W. Mercurio and W.Y. Campbell & Company ("Confidentiality Agreement") which agreement shall remain in full force and effect.

                  (b) Conduct of Business in Normal Course. Until the Closing, the Sellers shall carry on their business and activities only in the ordinary course, except Sellers may terminate such employees as Buyer has notified Sellers it will not hire as referred to in Section 7.4(a).

                  (c) Maintenance of Facilities and Assets. Until the Closing, the Sellers shall maintain the Purchased Assets and facilities operated by Company in substantially the same state of repair, order and condition as they were in as the date hereof, reasonable wear and tear excepted.

                  (d) Preservation of the Business. Until the Closing, the Company shall use reasonable efforts to preserve its business, business relationships and goodwill.

                  (e) Maintenance of Insurance. Until the Closing, the Sellers shall maintain insurance relating to the Company's business in the amounts and with the coverages described in Section 5.12 of the Disclosure Statement, subject to variations in amounts required by the ordinary operations of such businesses, and will pay all premiums thereon when due.

                  (f) Further Covenants. Except as expressly provided herein, between the date hereof and the Closing, except as may otherwise be consented to by Buyer, each Seller shall:

                           (i) not subject any of the Purchased Assets to any Encumbrance, other than Encumbrances disclosed in the Disclosure Statement, or dispose of any material assets other than inventory sold or used, accounts receivable collected upon and supplies used, in each case in the ordinary course of business consistent with past practice, and other than assets not used or useful in the conduct of its business;

                           (ii) maintain its books and records on a basis consistent with prior practice and the provisions herein;

                           (iii)    not:

                                    (1)      amend its articles of incorporation
                           or bylaws in a manner that could prevent the consummation of the transactions contemplated hereby; or

                                    (2)      fail to pay or discharge, in a
                           manner consistent with past practice, any of its liabilities or obligations.

                           (iv) comply in all material respects with all Laws and perform its contractual obligations without default in any material respect, other than matters contested in good faith; and

                           (v) cooperate with Buyer in obtaining all necessary consents and approvals required in connection with the transactions contemplated hereby.

                  (g) Union Contract. Company shall permit Buyer to attempt to negotiate with union leadership of the union which represents certain employees of Company an amendment to the current union contract, provided that such negotiation shall only take place in the presence of a representative of Company and only in accordance with an agenda agreed upon by Company. Any amendment that is agreed upon with union leadership shall only be presented to union membership for ratification on and after the date Buyer's right to terminate this Agreement under Section 12.1(e)(i) expires. Anything herein to the contrary notwithstanding, union leadership agreeing to an amendment or union membership ratifying any amendment shall not be a condition to Closing hereunder, and Buyer may not terminate this Agreement if no such amendment is agreed upon.

         7.2 PUBLICITY. Buyer, on the one hand, and Sellers, on the other hand, shall not, except to the extent required by Law or the rules of any securities exchange on which a party's or its affiliates' securities are traded, make any public announcement (whether written or oral) or notice to the press relating to any transaction contemplated by this Agreement without the prior approval of the other party hereto, which approval shall not be unreasonably withheld. In the case of any public announcement or other disclosure required by Law or the rules of any securities exchange on which a party's or its affiliates' securities are traded, each party shall, insofar as is practicable, consult with the other party prior to any such disclosure, but the other party's approval shall not be required.

         7.3 COOPERATION AND BEST EFFORTS. Each party hereto agrees to cooperate with the others in the performance of all obligations under this Agreement and to use its reasonable best efforts to fulfill its obligations under this Agreement, and to satisfy or cause to be satisfied, at or before the Closing, the conditions to its performance under this Agreement that are under its control.

         7.4      EMPLOYEE ARRANGEMENTS.

                  (a) Effective as of the Closing Date, Buyer shall offer employment with Buyer to all of the employees of the Company except that Buyer may refuse to offer employment to the Terminated Employees. A list of Company's employees, their titles, full or part time status and compensation method (i.e. salaried, hourly union or hourly non-union) as of the date hereof is set forth on Schedule 7.4(a). The Company shall provide Buyer with an updated Schedule 7.4(a) at the Closing which shall reflect all changes in such employees that occur between the date hereof and the Closing. Any offer of employment to such employees by Buyer shall, subject to Section 8.2, not be construed to limit the ability of Buyer to terminate any such employee at any time for any reason. Except as otherwise expressly contemplated by this Section 7.4, and except with respect to annual or hourly compensation, all such offers of employment pursuant to this Section 7.4(a) shall be for employment on terms and conditions (including severance) which, taken in the aggregate, are substantially comparable to the terms and conditions of employment currently in effect for such employees. Each such employee who accepts, as of the Closing Date, such offer of employment shall hereinafter be referred to as a "Transferred Employee."

                  (b) (i) This subsection (i) shall apply to non-tax qualified employee benefit plans. On and after the Closing Date, Buyer shall provide the Transferred Employees with substantially similar employee benefits, taken in the aggregate, as such employees were receiving as pre-Closing employees of Company (the "Buyer's Employee Benefits"), and shall credit the Transferred Employees for service with the Seller for purposes of eligibility and vesting under all of the Buyer's Employee Benefits to the extent that such service credit is applicable. No exclusions for pre-existing conditions shall apply to any disability or medical benefit plan for which Transferred Employees may otherwise be eligible. Except as otherwise expressly provided in this
Section 7.4, the Company, effective as of the Closing, shall give notice to all Transferred Employees that no additional benefits shall accrue under the Company's employee benefit plans and that the Transferred Employees will commence participation in the Buyer's employee benefit plans.

                           (ii)     This subsection (ii) shall apply to
tax-qualified employee benefit plans. Company is the sponsor of the Plastic Trim, Inc. Hourly Employees 401(k) Plan ("PTI's 401(k) Plan") and the PTI Pension Plan. Effective as of the Closing Date, Buyer and Company shall take such actions as are necessary to cause Buyer to assume sponsorship of PTI's 401(k) Plan and PTI's Pension Plan, together with the related trusts. All PTI's 401(k) Plan and PTI's Pension Plan assets and liabilities shall be transferred to Buyer in accordance with the requirements of applicable law.

                                    To the extent any Transferred Employee is
not a member of the

International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, Local Union 888 and is a participant in the JPE, Inc. 401(k) Savings Plan, Buyer shall allow any such Transferred Employee to "roll over" such employee's vested account balance (including any outstanding loans in such account) in the JPE, Inc. 401(k) Savings Plan to a tax qualified 401(k) plan to be established by Buyer, in which such Transferred Employees shall be eligible to participate ("Buyer's 401(k) Plan"). Buyer's 401(k) Plan shall provide substantially similar benefits, and have substantially similar terms and conditions, as the JPE, Inc. 401(k) Savings Plan. Buyer's 401(k) Plan shall credit any such Transferred Employee for service with the Sellers for purposes of eligibility and vesting. Buyer shall establish Buyer's 401(k) Plan as of the Closing Date.

         7.5 EXCLUSIVE NEGOTIATION PROVISION. Until such time, if any, as this Agreement is terminated pursuant to Article XII, Sellers will refrain from negotiations with any potential buyer of all or substantially all of the stock or assets of Company. Notwithstanding the foregoing, if (A) a Seller receives an unsolicited bona fide proposal in writing by any Person relating to a purchase of all or substantially all of the stock or assets of a Seller ("Competing Transaction"), (B) the Board of Directors of JPE, after duly considering the advice of outside legal counsel to JPE, determines in good faith that the failure to negotiate with or enter into a letter of intent or other transaction agreement with such a Person regarding a Competing Transaction would be reasonably likely to constitute a breach of its fiduciary duties to stockholders imposed by applicable Law, (C) JPE notifies Buyer in writing that it intends to take such action, (D) in the event that JPE proposes to enter into a transaction agreement with respect to such Competing Transaction, JPE attaches the most current version of such agreement to such notice, and (E) Buyer does not make, within 96 hours of receipt of JPE's written notification of its intention to take such action, a written offer that is at least as favorable, from a financial point of view (after considering all of the terms of such Competing Transaction) to the stockholders of JPE as such Competing Transaction, as determined in good faith by the Board of Directors of JPE after duly considering the advice of JPE's investment bankers, JPE may terminate this Agreement upon written notice to Buyer and payment to Buyer of a breakup fee equal to $437,500 plus actual documented out of pocket expenses of up to $150,000. Upon such termination, neither the Sellers on the one hand nor the Buyer on the other hand shall have any further right or obligation to the other (under Article XII hereof or otherwise), except that Buyer shall continue to be bound by the non-disclosure terms of the Confidentiality Agreement.

                                  ARTICLE VIII

                             POST-CLOSING COVENANTS

         8.1 BOOKS AND RECORDS. Buyer will use its best efforts to preserve all books and records of the Sellers included in the Purchased Assets, and to provide Shareholder or its agents reasonable access to such books and records for a period of six years following the Closing Date, or until such later date as preservation of and access to those books and records is no longer required by any governmental or similar body.

         8.2 COMPLIANCE WITH WARN ACT. Effective as of Closing, Buyer shall comply in all respects with the WARN Act and shall not take any action that would subject Sellers to any liability or obligation, including, without limitation, any disclosure or announcement obligation, under the WARN Act.

         8.3 TRANSITION. Shareholder shall permit Buyer to use the sales office currently utilized by Company in Auburn Hills, Michigan and the related phone and e-mail system for sales activities for a period of up to 4 months after Closing at a monthly rate of $2,000 per month, payable at the Closing and on the first day of each month thereafter, so long as Buyer complies with the operating terms of Shareholder's lease of such premises. Buyer shall permit Shareholder and Company to use computers and software included in the Purchased Assets and located in Auburn Hills, Michigan for a period of approximately 4 months after Closing at no charge to Shareholder or Company.

         8.4 INTERNAL REVENUE SERVICE FORMS. Pursuant to the "Alternative Procedure" provided in Section 5 of the Revenue Procedure 96-60, 1996 C.B. 399, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, (i) Sellers shall report, and the Buyer shall report, on a "predecessor-successor" basis as set forth therein, (ii) Sellers shall be relieved from furnishing Forms W-2 to Transferred Employees, and (iii) the Buyer shall assume the obligations of Sellers to furnish such forms to such employees for the full 2003 calendar year. Sellers represent and warrant that all amounts withheld from employees for taxes, assessments and other governmental charges have been paid over to the appropriate governmental authority, together with all matching amounts due and owing from the Company (e.g., social security employee/employer portions).

         8.5 USE OF NAME. Company shall change its name so that Buyer can use the name "Plastic Trim" and "Starboard Industries."

                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO THE BUYER'S PERFORMANCE

         The obligation of Buyer to purchase the Purchased Assets from Seller under this Agreement is subject to the satisfaction, on or before the Closing Date, of all the conditions set forth in this Article IX. Buyer may waive any or all of these conditions in whole or in part, but only in writing.

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE BY SELLERS. The representations and warranties of the Company and Shareholder contained in this Agreement shall be true and correct in all Material respects, except for changes permitted or contemplated by this Agreement or as otherwise set forth on an updated disclosure letter (the "Bring-Down Letter") attached to the closing certificate to be delivered to Buyer pursuant to Section 11.2(b)(i), on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). The Company and Shareholder shall have performed and complied with all

Material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         9.2 CLOSING DELIVERIES. Buyer shall have received the deliveries set forth in Sections 11.2(a) and 11.2(b).

         9.3 ABSENCE OF LITIGATION. No order shall have been entered by any court or other Governmental Authority to restrain or prohibit the transactions contemplated by this Agreement that shall not have been dismissed or resolved.

         9.4 CONSENTS. All material consents, approvals, permits, orders and actions set forth in Section 5.2(b) of the Disclosure Statement that are indicated as being obtained as a condition to Closing and Section 6.3(b) of the Buyer Disclosure Statement shall have been obtained and shall be in full force and effect.

         9.5 SATISFACTION OF OUTSTANDING INDEBTEDNESS. At or before the Closing, all liens on the Purchased Assets securing indebtedness for borrowed money shall have been released.

                                   ARTICLE X

                CONDITIONS PRECEDENT TO THE SELLERS' PERFORMANCE

         The obligation of the Sellers to sell and transfer the Purchased Assets to Buyer under this Agreement is subject to the satisfaction, at or before the Closing, of all conditions set forth in this Article X. The Sellers may waive any or all of these conditions in whole or in part, but only in writing.

         10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE BY BUYER. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all Material respects, except for changes permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). Buyer shall have performed and complied with all Material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         10.2 SHAREHOLDER CONSENT. The sale and transfer of the Purchased Assets to Buyer shall have been approved by the vote of the holders of a majority of the outstanding capital stock of Shareholder entitled to vote thereon.

         10.3 CLOSING DELIVERIES. Seller shall have received the deliveries set forth in Section 11.2(c).

         10.4 ABSENCE OF LITIGATION. No order shall have been entered by any court or other Governmental Authority to restrain or prohibit the transactions contemplated by this Agreement that shall not have been dismissed or resolved.

         10.5 CONSENTS. All consents, approvals, permits, orders and actions set forth in Section 5.2(b) of the Disclosure Statement that are indicated as being obtained as a condition to Closing shall have been obtained and shall be in full force and effect.

                                   ARTICLE XI

                                   THE CLOSING

         11.1 THE CLOSING. The "Closing Date" refers to the date upon which the parties consummate the purchase and sale of the Purchased Assets as contemplated herein, and shall occur on or before June 6, 2003 or such later date as the parties agree. The consummation of the purchase and sale of the Purchased Assets (the "Closing") shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103, commencing at 10:00 a.m., local time, on the Closing Date, and shall be effective as of 12:01 a.m. eastern standard time on the Closing Date. Subject to Article XII, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any Person of any obligation hereunder.

         11.2 DELIVERIES AT THE CLOSING. At the Closing, in addition to the other actions contemplated elsewhere herein:

                  (a) Shareholder shall deliver, or shall cause to be delivered, to Buyer the following:

                           (i) a certificate, dated the Closing Date and signed by the President or any Vice President of the Shareholder, to the effect set forth in Section 9.1.

                           (ii) a Certificate of Good Standing as of a recent date for the Shareholder, certified by the Secretary of the State of Michigan.

                           (iii) copies of the resolutions of the board of directors and shareholders of the Shareholder authorizing the execution, delivery and performance of this Agreement and the Shareholder Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of the Shareholder.

                           (iv) a Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale and Assumption Agreement"), in form and substance reasonably satisfactory to counsel for Buyer and JPE and duly executed by JPE, conveying to Buyer all of the JPE's right, title and interest in and to the Purchased Assets.

                  (b)      Company shall deliver to Buyer the following:

                           (i) a certificate, dated the Closing Date and signed by the President or any Vice President of the Company, to the effect set forth in Section 9.1.

                           (ii)     a copy of the Company's articles of
                                    incorporation and bylaws, and all amendments thereof to date, certified as of a recent date by the Secretary of the State of Ohio and by the Secretary or an Assistant Secretary of the Company, and accompanied by a Certificate of Good Standing as of a recent date for the Company, certified by the Secretary of the State of Ohio.

                           (iii) copies of the resolutions of the board of directors and sole shareholder of the Company authorizing the execution, delivery and performance of this Agreement and the Company Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of the Company.

                           (iv) a Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale and Assumption Agreement"), in form and substance reasonably satisfactory to counsel for Buyer and PTI and duly executed by PTI, conveying to Buyer all of the PTI's right, title and interest in and to the Purchased Assets.

                           (v) a deed, an assignment of lease and such other instruments of transfer and conveyance, in form and substance reasonably satisfactory to counsel for Buyer and PTI and duly executed by PTI, as are required in order to transfer to Buyer good and marketable title to or a valid leasehold interest in, as applicable, the Premises.

                  (c) Buyer shall deliver, or shall cause to be delivered, to Sellers the following:

                           (i) immediately available funds in the amount of the Purchase Price.

                           (ii) a certificate, dated the Closing Date signed by the President or any Vice President of Buyer, to the effect set forth in Section 10.1.

                           (iii) a copy of Buyer's articles or certificate of incorporation and bylaws (or other organizational documents) and all amendments thereof to date, certified as of a recent date by the Secretary of State of Ohio and by the Secretary or an Assistant Secretary of Buyer, and accompanied by a certificate of good standing as of a recent date for Buyer, certified by the Secretary of State of Ohio.

                           (iv) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer.

                                   ARTICLE XII

                                   TERMINATION

         12.1 TERMINATION. This Agreement may be terminated prior to the Closing Date:

                  (a)      by mutual consent of Buyer and Sellers; or

                  (b) by Buyer or Sellers if the transactions contemplated hereby are not consummated on or before June 16, 2003; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c) by Buyer, if any representation or warranty of the Company or Shareholder made in or pursuant to this Agreement is untrue or incorrect in any Material respect or the Company or Shareholder Materially breaches the covenants or other terms of this Agreement; or

                  (d) by Sellers if any representation or warranty of Buyer made in or pursuant to this Agreement is untrue or incorrect in any Material respect or Buyer Materially breaches the covenants or other terms of this Agreement; or

                  (e) by Buyer on or before May 14, 2003, if Buyer's due diligence investigation unveils material liabilities that were not disclosed in the Disclosure Statement and Sellers are unwilling to indemnify Buyer against such material liabilities, or

                  (f)      by Seller pursuant to Section 7.5.

         12.2 RIGHTS NOT IMPAIRED. Except as otherwise specifically provided in Section 7.5, in the event of any failure to consummate any transaction contemplated by this Agreement, no provision of this Agreement shall impair, limit or otherwise affect the right of any party hereto to sue any Person for breach of contract, including, without limitation, for breach of any representations, warranties or covenants contained herein. Under no circumstances shall any party hereto be liable for any special, consequential, indirect or punitive damages for any misrepresentation or breach of any provision of, or any other matter arising pursuant to, this Agreement or any Transaction Document.

         12.3 PROCEDURE FOR TERMINATION. A party terminating this Agreement pursuant to Section 12.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party.

                                  ARTICLE XIII

                                    INDEMNITY

         13.1     INDEMNIFICATION OF BUYER.

From and after the Closing, Sellers shall jointly and severally indemnify and hold Buyer harmless from and against any liabilities, obligations, losses, damages, costs, charges or other expenses of every kind and character, including reasonable attorneys' fees and disbursements (collectively, "Damages") arising after the Closing and actually suffered by or incurred by Buyer arising out of or as a result of (i) the inaccuracy of any of the representations or warranties contained in the second sentence of Section 5.8, Section 5.9, Section 5.14,
Section 5.18 and Section 5.21 ("Surviving Representations") or the breach, nonfulfillment or nonperformance of any covenant or agreement of the Company or Shareholder under this Agreement or any other Transaction Document, (ii) any and all amounts which relate to liability for income taxes of the Sellers for any period or periods ending on or before the Closing Date, (iii) any and all amounts which relate to liabilities and obligations that arise under ERISA (as herein defined) as a result of the Company being an ERISA Affiliate of certain other Persons and that do not relate to actions or omissions of the Company, or
(iv) customer mandated containment due to parts produced by Company prior to the Closing Date. Notwithstanding the foregoing, Sellers shall not be required to indemnify or hold harmless Buyer with respect to any Damages incurred by Buyer under clauses (i) or (iv) above unless, until and then only to the extent that the aggregate amount of all Damages incurred by Buyer in respect of which Sellers would be liable to Buyer under clauses (i) and (iv) above exceeds $500,000 ("Basket"), except that the Basket shall not apply to Damages incurred by Buyer as a result of a breach of the Surviving Representations. Further, notwithstanding anything contained herein to the contrary, the aggregate amount required to be paid by Sellers pursuant to this Section 13.1 in respect of all Damages for which Sellers would be liable to Buyer under clauses (i) and (iv) above shall not exceed $4,000,000 and in no event shall Sellers be liable under clause (iv) above for containment costs for a period of more than six (6) months after same is mandated. In no event shall Sellers be liable under this Section
13.1 for Damages if C. William Mercurio, John A. Keighley or Otto A. Depaulis had actual knowledge on or prior to the Closing Date of the misrepresentation, breach of warranty or nonperformance or breach of covenant giving rise to such Damages. A claim relating to indemnification arising out of a breach of the Surviving Representations or out of a breach by Sellers of a covenant or agreement under this Agreement or any Transaction Document or under clause (ii) or (iii) above may be made at any time before the expiration of the statute of limitations that would be applicable to an action brought by the appropriate Person with respect to the matters forming the basis for such claim. A claim under clause (iv) above may be made at any time before 190 days after the Closing.

                  (a) The remedy provided by this Section 13.1, subject to the limitations set forth in this Article XIII, shall be Buyer's sole and exclusive remedy for the recovery of any damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any (i) misrepresentation or breach of warranty made by or on behalf of the Sellers in this Agreement or in any certificate delivered by the Sellers pursuant hereto, (ii) non-fulfillment of any agreement or covenant on the part of the Sellers or (iii) any other aspect of any transaction contemplated by this Agreement.

                  (b) Notwithstanding any other provision hereof, Seller shall have no liability in respect of any claim for indemnification under this
Section 13.1:

                           (i) if and to the extent that provision or reserve for or in respect of the liability or other matter giving rise to such claim has been made in the Closing Date Balance Sheet;

                           (ii) if and to the extent that such claim arises or is increased as a result of any change in legislation that takes effect retrospectively;

                           (iii) if and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the date hereof;

                           (iv) if and to the extent that such claim is wholly or partly attributable to any voluntary act, omission, transaction or arrangement of Buyer from and after the Closing;

                           (v) to the extent that Buyer is insured against any loss or damage suffered by it arising out of such breach or claim under the terms of any insurance policy; or

                           (vi) to the extent that such claim relates to any matter disclosed in the Disclosure Statement or the Bring Down Letter.

         13.2 INDEMNIFICATION OF SELLER. From and after the Closing, Buyer shall indemnify and hold harmless each of the Sellers from and against any and all Damages arising after the Closing and actually suffered or incurred by a Seller arising out of or as a result of (i) the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of Buyer under this Agreement or any other Transaction Document or
(ii) the ownership or operation by Buyer of the Purchased Assets and the conduct by Buyer of the business that had been conducted by Company, including, without limitation, any liability arising under any Environmental, Health and Safety Laws; or (iii) Sellers having made payments to Terminated Employees under
Section 3.3(f) that Buyer rehires within six months of Closing.

         13.3     INDEMNIFICATION PROCEDURES.

                  (a) No party hereto shall be deemed to have breached any representation, warranty, or covenant if (i) such party shall have notified the other party hereto in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation, warranty or covenant and (ii) such other party has permitted the Closing to occur, in which case such other party shall be deemed to have waived such breach or inaccuracy.

                  (b) In case any claim is made, or any suit or action is commenced, by a third party against Buyer in respect of which indemnification under Section 13.1 may be sought by it hereunder, or a Seller in respect of which indemnification under Section 13.2 may be sought hereunder, the indemnified party (the "Indemnitee") shall promptly give the indemnifying party (the "Indemnifying Party") notice thereof and the Indemnifying Party shall be entitled to control the defense thereof. The Indemnitee may (but need not) retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee. The Indemnifying Party may at any time notify the Indemnitee of its intention to settle or compromise any claim, suit or action against the Indemnitee and provide the Indemnitee with the specifics of the intended settlement or compromise, and the Indemnifying Party may settle or compromise any such claim, suit or action unless the Indemnitee notifies the Indemnifying Party in writing (within ten (10) business days after the Indemnifying Party has given written notice of its intention to settle or compromise) that the Indemnitee intends to conduct or to continue to conduct the defense of such claim, suit or action. Unless the Indemnitee gives the notice referred to in the foregoing sentence with respect to settlements or compromises, any such settlement or compromise of, or (notwithstanding any notice from the Indemnitee referred to in the foregoing sentence) any final judgment or decree entered on or in respect of any claim, suit or action shall be binding upon, the Indemnitee as fully as if the Indemnitee had assumed and controlled the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgement or decree. If the Indemnitee conducts or continues the conduct of the defense of any claim, suit or action as aforesaid, it shall do so at its own cost and expense above the terms of an intended settlement or compromise proposal by the Indemnifying Party, holding the Indemnifying Party harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such defense.

                  (c) If an Indemnitee is entitled to be indemnified hereunder other than in respect of a claim made or action commenced against Buyer or a Seller as referred to in Section 13.3(b), the Indemnifying Party shall be given written notice thereof promptly by the Indemnitee, which notice shall specify the amount and nature of the amounts to be indemnified and include the request of the Indemnitee for indemnification of such amount. The Indemnifying Party shall within twenty (20) days pay to the Indemnitee the amount so specified, or deliver to the Indemnitee written notice setting forth in reasonable detail why Indemnifying Party is not obligated to pay such amount, in which event the parties shall use good faith efforts to resolve any disputed matters. Upon payment in full of any claim, the party making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such claim.

         13.4 RECOVERY OF COSTS; LIMITATION OF DAMAGES. If any dispute resolution, legal or equitable action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this

Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action, in addition to any other relief to which it or they may be entitled. Under no circumstances shall any party hereto be liable for any special, consequential, indirect or punitive damages for any misrepresentation or breach of any provision of, or any other matter arising pursuant to, this Agreement or any Transaction Document. Notwithstanding anything herein to the contrary, Damages shall be computed on an after-tax basis, and shall be net of any insurance recoveries and any refunds, rebates and/or reductions of taxes resulting from each item of Damages and/or the events giving rise thereto. In addition, under no circumstances shall Damages include any losses, claims, liabilities, damages, obligations, costs or expenses to the extent they affect or relate to any business or operation of Buyer, including, without limitation, the financial condition, prospects or operations thereof, other than the business of the Company from and after the Closing.

         13.5 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THE SURVIVING REPRESENTATIONS, SELLERS ARE SELLING THE PURCHASED ASSETS (AND THE BUSINESS REPRESENTED THEREBY) ON AN "AS IS, WHERE IS" BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither the Sellers nor their respective representatives or other Persons shall be deemed to have made to Buyer any representation or warranty other than as expressly made by Sellers in Article V hereof, including without limitation any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, forecasts or other forward looking information, summaries or schedules heretofore made available to Buyer or any other information which is not included in this Agreement or the Disclosure Statement. Neither the Sellers nor their respective representatives or other Persons will have or be subject to any liability to Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer or any of its agents, consultants, accountants, counsel or other representatives.

                                  ARTICLE XIV

                                  MISCELLANEOUS

         14.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Other than the Surviving Representations, the representations and warranties of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall not survive the Closing Date. The Surviving Representations shall survive the Closing until the expiration of the statute of limitations that would be applicable to an action brought by the appropriate Person alleging a breach of such representation or warranty.

         14.2 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

         14.3 ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, but this Agreement shall not be assignable by a party without the prior written consent of the other party, except that Buyer may assign this Agreement to an affiliate of Buyer, but in such event the original signatory hereto as well as the affiliate assignee shall be jointly and severally liable for the obligations of Buyer hereunder.

         14.4 FEES AND EXPENSES. The Sellers and Buyer shall pay all fees, costs, and expenses (including without limitation legal and accounting expenses) incurred or to be incurred by each in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, however, that Buyer shall pay all documentary, transfer, and sales taxes that arise out of or in connection with the transactions contemplated by this Agreement, except for taxes imposed on the transfer of the owned Premises described in Section 5.8 above which taxes shall be paid one-half by Sellers and one-half by Buyer.

         14.5 NOTICES. All notices, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of successful transmission) or, (iii) two business days following deposit thereof (with all postage and other fees paid) with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers, as applicable, set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                  Buyer:            PTI Acquisition LLC
                                    c/o C. William Mercurio
                                    2594 Lantz Road
                                    Beavercreek, Ohio 41434

         With a Copy to:            Coolidge, Wall, Womsley & Lombard Co., LPA
                                    23 West First Street, Suite 600
                                    Dayton, Ohio 45402
                                    Attn: Hugh E. Wall III

                  Company:          Plastic Trim, Inc.
                                    3909 Research Boulevard
                                    Dayton, Ohio 45430
                                    Facsimile: 937-429-3969
                                    Attn: Bill Carroll, General Manager

                  Shareholder:      JPE, Inc.
                                    1030 Doris Road
                                    Auburn Hills, Michigan 48326-2613
                                    Facsimile: 248-232-1199
                                    Attn: Scott Koepke, President & COO

         With a Copy to:            Drinker Biddle & Reath LLP
                                    1000 Westlakes Drive, Suite 300
                                    Berwyn, PA 19312
                                    Facsimile: 610-993-8585
                                    Attn: Neil K. Haimm, Esq.

         14.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the internal Laws of the State of Ohio without regard to the principles of conflicts of Laws thereof.

         14.7 FURTHER ACTIONS AND ASSURANCES. Each of the parties hereto shall use such party's reasonable best effort to take such action as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. From time to time, at Buyer's request, whether at or after the Closing and without further consideration, Sellers shall execute and deliver such further instruments of assignment, conveyance and transfer and take such other actions as Buyer may reasonably request to convey and transfer more effectively to Buyer any of the Purchased Assets. Buyer shall, after the Closing, from time to time, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Sellers. In addition, Buyer shall, at the reasonable request of Sellers, make Transferred Employees reasonably available to assist Sellers in the preparation of its financial statements for the period prior to the Closing and to assist, at Sellers' expense, Sellers in the defense of any claims for which Sellers have responsibility hereunder.

         14.8 EFFECT OF HEADINGS. The subject headings of the articles and sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         14.9 SEVERABILITY. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         14.10 REPRESENTATIONS. No representation or warranty in this Agreement shall be deemed violated if the information required to be disclosed by a party in any such representation or warranty is disclosed by such party in or in response to any other representation or warranty of such party in this Agreement.

         14.11 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement, together with the other agreements referred to herein, constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, representations, and undertakings of the parties hereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any party making the waiver.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                      JPE, INC.

                                      By:  _____________________________________
                                      Name:
                                      Title:

                                      PLASTIC TRIM, INC.

                                      By:  _____________________________________
                                      Name:
                                      Title:

                                      PTI ACQUISITION, LLC

                                      By: ______________________________________
                                      Name: C. William Mercurio
                                      Title: President

                                   APPENDIX B

                                    JPE, INC.
                               PLAN OF DISSOLUTION

This Plan of Dissolution (this "Plan") of JPE, Inc., a Michigan corporation (the "Company"), shall become effective as provided below. This Plan is intended to accomplish the complete dissolution and liquidation of the Company in conformity with all provisions of Michigan law and the Company's Articles of Incorporation.

WHEREAS, the Company's Board of Directors (the "Board") has determined that it is in the best interests of the Company and its shareholders to dissolve and liquidate the Company; and

WHEREAS, at a meeting of the Board on April 24, 2003, the Board considered and adopted this Plan as the method of dissolving and liquidating the Company and directed that this Plan be submitted to shareholders of the Company for approval; and

WHEREAS, QP Acquisition #2, Inc., the holder of record of Common Shares and First Series Preferred Shares of the Company representing 94.9% of the voting interests of all issued and outstanding Common Shares and First Series Preferred Shares of the Company has executed a written consent dated April 29, 2003 approving this Plan, such approval to be effective on the 20th day after the Company's Information Statement on Schedule 14C required to be provided to the Company's shareholders pursuant to Rule 14c-2 promulgated under Section 14(c) of the Securities Exchange Act of 1934, as amended, is mailed to the Company's shareholders of record as of May 9, 2003 (the "Adoption Time").

NOW THEREFORE, the liquidation and termination of the Company shall be carried out in the manner hereinafter set forth:

1. Effective Time of Plan. This Plan shall be and become effective at the Adoption Time. The dissolution of the Company shall be carried out and made effective by the filing of a Certificate of Dissolution (the "Certificate") with the Department of Consumer & Industry Services of the State of Michigan at such time as is determined by the Board. The time of such filing is hereinafter called the "Effective Time."

2. Liquidation and Termination. The Company shall be liquidated as promptly as practicable after the Effective Time, consistent with the provisions of this Plan and in accordance with the laws of the State of Michigan and the Company's Articles of Incorporation and Bylaws.

3. Cessation of Business. After the Effective Time, the Company shall cease its business and shall not engage in any business activities except for the purposes of winding up its business and affairs, marshalling and preserving the value of its assets, making adequate provision for and paying the company's debts, obligations and liabilities and, after satisfying such debts, obligations and liabilities, distributing any remaining assets to the Company's shareholders in accordance with their respective interests. The Company may also conduct such business as is incidental to such liquidation.

4. Conversion of Assets Into Cash or Other Distributable Form. Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all of the Company's assets including, among other things, the sale to PTI Acquisition, LLC ("Buyer") of substantially all of the assets of the Company's wholly-owned subsidiary, Plastic Trim, Inc. ("Plastic Trim"), and certain other of the Company's assets used in the business of Plastic Trim, pursuant to an Asset Purchase Agreement by and among the Company, Plastic Trim and Buyer in substantially the form approved by the Board on April 11, 2003 (the "Plastic Trim Sale") and, out of the assets of the Company, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of the debts, obligations and liabilities of the Company to the extent proceeds of the liquidation are available therefor, including all expenses of the Plastic Trim Sale and the sale of all other assets of the Company and of the dissolution and liquidation provided for by this Plan.

5. Professional Fees and Expenses. It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company's officers or members of the Board provided by the Company pursuant to its Articles of Incorporation and Bylaws or the Michigan Business Corporation Act (the "MBCA") or otherwise.

         In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

         It is also contemplated that the Company shall retain an accounting firm or other qualified person(s) to prepare all tax returns required to be filed by or on behalf of the Company after the date hereof.

6. Notice to Creditors. At such time as is determined by the Board after the Effective Time, the Company shall, pursuant to Section 841a of the MBCA, give written notice of the Company's dissolution to its known existing claimants and shall, pursuant to Section 842a of the MBCA, publish notice of the Company's dissolution and request that persons with claims against the Company present them in accordance with such notice.

7. Payment of Debts. As soon as practicable after the Effective Time, the Company shall determine and pay, or set aside in cash equivalent, the amount of all known or reasonably ascertainable debts, obligations and liabilities of the Company incurred or expected to be incurred prior to the one year anniversary of the publication of the notice pursuant to
         Section 842a of the MBCA, to the extent proceeds of the liquidation are available therefor.

8. Liquidating Distribution. As soon as practicable after the Effective Time, and in any event no later than one year after the closing of the Plastic Trim Sale, a liquidating distribution, in cash and/or in kind, shall be made to the holders of record of outstanding shares of the Company, according to the priorities of the various classes of the Company's shares and pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has, to the extent proceeds of the liquidation are available therefor, been made for the payment, satisfaction and discharge of those known debts, obligations and liabilities and those debts, obligations and liabilities of the Company anticipated to arise after the Effective Time (including costs and expenses incurred and anticipated to be incurred in connection with the Plastic Trim Sale and the sale of all other assets of the Company and the complete liquidation of the Company) and provided, further, that after making adequate provision for the discharge of such debts, obligations and liabilities, the Company has net assets remaining with which to make such liquidating distribution.

         Any assets distributable to any creditor or shareholder of the Company who is unknown or cannot be found, or who is under a disability and for whom there is no legal representative, shall escheat to the state or be treated as abandoned property pursuant to applicable state law.

9. Liquidating Trust. Subject to the Company's obligation under this Plan to make a liquidating distribution to the company's shareholders of any net assets of the Company (after making adequate provision for the discharge of all debts, obligations and liabilities of the Company) no later than one year after the closing of the Plastic Trim Sale, the Board may establish a Liquidating Trust (the "Liquidating Trust") and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more Trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The Trustees shall in general be authorized to take charge of the Company's property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

10. Filing of Tax Forms. The appropriate officer of the Company is authorized and directed to execute and file an IRS Form 966 pursuant to section 6043 of the Internal Revenue Code within thirty (30) days after the adoption of the Plan, and to file such additional forms and reports with the Internal Revenue Service, the Michigan Department of Treasury and/or other state governmental authorities as may be appropriate in connection with this Plan and the carrying out thereof.

11. Power of Board of Directors. The Board and, subject to the Board, the officers shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including the execution and filing of all certificates, documents, information returns, tax returns and other papers which may be necessary or appropriate to implement the Plan. The death, resignation or disability of any officer of the Company or any Trustee of a Liquidating Trust shall not impair the authority of the surviving or remaining trustees or officers to exercise any of the powers provided for in the Plan.

12. Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with and to the fullest extent permitted by the MBCA and the Company's Articles of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company's obligations hereunder.

13. Amendment or Abandonment of Plan. The Board shall have the authority to authorize such variations from or amendments of the provisions of the Plan as may be necessary or appropriate to effect the marshalling of the Company's assets and the complete liquidation and termination of the existence of the Company, and the distribution of its net assets to shareholders in accordance with the laws of the State of Michigan and the purposes to be accomplished by the Plan. The Board shall further have the authority to abandon this Plan at any time prior to the closing of the Plastic Trim Sale if the Board determines, in its sole discretion, that carrying out the Plan and the transactions contemplated herein would not be in the best interests of the Company.

                                   APPENDIX C

                                    JPE, INC.
                            (a Michigan corporation)

                     WRITTEN CONSENT OF MAJORITY SHAREHOLDER

         Pursuant to the provisions of Section 450.1407 of the Michigan Business Corporation Act, QP Acquisition #2, Inc. ("QP Acquisition"), being the majority shareholder of JPE, Inc., a Michigan corporation (the "Company"), hereby consents and agrees that the following resolutions be, and they hereby are, adopted as the resolutions of the shareholders of the Company:

         WHEREAS, the Board of Directors of the Company has approved the Plan of Dissolution for the Company in the form attached hereto as Exhibit A (the "Plan of Dissolution") and has submitted the Plan of Dissolution for approval of the shareholders of the Company with the recommendation that the shareholders of the Company approve, ratify and confirm the same.

         WHEREAS, the Board of Directors of the Company has approved the Asset Purchase Agreement dated April 28, 2003 by and among the Company, Plastic Trim, Inc. and PTI Acquisition, LLC (the "Asset Agreement") and has submitted the Asset Agreement for approval by the shareholders of the Company with the recommendation that the shareholders of the Company approve, ratify and confirm the same.

         NOW THEREFORE, BE IT RESOLVED, that the Plan of Dissolution and the Asset Agreement are hereby approved and adopted effective on the 20th day after the Company's Information Statement on Schedule 14C required to be provided to the Company's shareholders pursuant to Rule 14c-2 promulgated under Section 14(c) of the Securities Exchange Act of 1934, as amended, is mailed to the Company's shareholders of record as of May 9, 2003.

         FURTHER RESOLVED, that the officers of the Company are hereby each severally authorized in the name of and on behalf of the Company to execute, file and deliver all instruments and other documents to effectuate the Plan of Dissolution and the transactions contemplated by the Asset Agreement and to take any and all further action which such officers may deem necessary or desirable to carry out the purposes and intent of the foregoing resolution, and the execution by any such officer of any such documents or the performance by any such officer of any such act in connection with the foregoing matters shall conclusively establish his authority therefor from the Company and the approval and ratification by the Company of the documents so executed and the actions so taken.

         IN WITNESS WHEREOF, the undersigned has executed this Written Consent of Majority Shareholder as of the 29th day of April 2003.

                                      QP ACQUISITION #2, INC.

                                      By: ______________________________________
                                          Name:
                                          Title: